Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

Dated as of NOVEMBER 21, 2025

BY AND AMONG

REALPHA TECH CORP.,

REALPHA MERGER SUB, inc.,

PREVU, INC.,

AND

THOMAS KUTZMAN, as the Stockholder Representative

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4.11	Contracts; Customers	14

4.12	Data and Privacy Laws	14

4.13	Legal Proceedings, Etc	16

4.14	Taxes	16

4.15	Compliance with law	17

4.16	Broker’s or Finder’s Fees	17

4.17	Related Party Transactions; Guarantees	17

4.18	Intellectual Property	18

4.19	No Conflict with OFAC Laws	19

4.20	Anti-Corruption Laws	19

ARTICLE V Representations and Warranties of Purchaser and Merger Sub		20

5.1	Organization; Authorization; Execution & Enforceability; No Breach	20

5.2	Valid Issuance of Purchaser Common Stock; Cash Resources.	21

5.3	Purchaser SEC Reports.	21

5.4	Litigation.	21

5.5	Brokerage.	22

5.6	No Other Representations	22

AGREEMENTS RELATING TO PURCHASER COMMON STOCK		22

6.1	Private Placement.	22

6.2	Restrictions on Transfer.	22

6.3	Legends.	23

6.4	Rule 144 Reporting; Legend Removal	23

ARTICLE VII Survival; Indemnification		24

7.1	Survival	24

7.2	General Indemnification	24

7.3	Limitations on Indemnification	25

7.4	Manner of Calculation	26

7.5	Exclusive Remedy	27

7.6	Third Party Claims	27

7.7	Claims Resolution Process.	28

7.8	Satisfaction of Authorized Loss	29

7.9	Adjustment Treatment	29

-ii-

ARTICLE VIII Covenants		29

8.1	Tail Policy; D&O Indemnification	29

8.2	Public Announcements	30

8.3	Certain Tax Matters	30

8.4	Appointment of Stockholder Representative	34

8.5	Employee Benefit Arrangements	36

8.6	Assistance with Purchaser SEC Filings	37

ARTICLE IX Definitions		37

ARTICLE X Miscellaneous		49

10.1	Fees and Expenses	49

10.2	Remedies	50

10.3	Consent to Amendments; Waivers	50

10.4	Successors and Assigns	50

10.5	Severability	50

10.6	Counterparts; Facsimile Signatures	50

10.7	Descriptive Headings; Interpretation	51

10.8	Entire Agreement	51

10.9	No Third Party Beneficiaries	51

10.10	Schedules and Exhibits	51

10.11	Governing Law	51

10.12	Notices	52

10.13	Waiver of Jury Trial	52

10.14	No Strict Construction	53

10.15	Jurisdiction	53

10.16	No Additional Representations.	53

10.17	Privileged Communications	54

10.18	Specific Performance	54

10.19	Further Assurances	54

10.20	Independence of Agreements, Covenants, Representations and Warranties	54

-iii-

EXHIBITS

Exhibit A	Continuing Employees
Exhibit B	Form of Consent Agreement
Exhibit C	Form of Stockholder Consent
Exhibit D	Form of Certificate of Merger
Exhibit E-1	Allocation Schedule
Exhibit E-2	Closing Statement
Exhibit F-1	Additional Deliveries by the Company and the Equityholders
Exhibit F-2	Additional Deliveries by Purchaser
Exhibit G	Form of Letter of Transmittal
Exhibit H	Form of Paying Agent Agreement

-iv-

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of November 21, 2025, is made by and among (a) Prevu, Inc., a Delaware corporation (the “Company”), (b) Thomas Kutzman, as the representative of the Indemnifying Securityholders (in such capacity, the “Stockholder Representative”), (c) reAlpha Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and (d) reAlpha Tech Corp., a Delaware corporation and the parent of Merger Sub (“Purchaser”). The Company, the Stockholder Representative, Merger Sub and Purchaser are collectively referred to herein as the “Parties” and each individually as a “Party.” Certain capitalized terms used herein have the meanings ascribed to such terms in ARTICLE IX.

WHEREAS, the parties hereto desire to effect the acquisition of the Company by Purchaser through the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation in the merger (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, the respective Boards of Directors of Merger Sub and Purchaser, the sole stockholder of Merger Sub, have (i) determined that it is in the best interests of Merger Sub and Purchaser, and declared it advisable, to enter into this Agreement, and (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby;

WHEREAS, the Board of Directors of the Company has (i) determined that it is in the best interests of the Company and the Stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and (iii) resolved to recommend that the Stockholders adopt this Agreement and approve the Merger;

WHEREAS, each holder of a Simple Agreement for Future Equity (each, a “SAFE”, and each holder of such SAFE, a “SAFE Holder”) to which the Company was a party as of such time simultaneously with entering into this Agreement is agreeing to cancel of all such SAFEs held by such SAFE Holder in exchange for a right to such SAFE Holder’s portion of the Aggregate Merger Consideration (as hereafter defined);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, certain Preferred Stockholders, SAFE Holders and Noteholders (i) are executing and delivering to the Company and Purchaser, and the Company and Purchaser are executing and delivering to such Preferred Stockholders, SAFE Holders and Noteholders, a Consent Agreement substantially in the form attached hereto as Exhibit B (each, a “Consent Agreement”), and (ii) effective immediately after the execution and delivery of this Agreement and immediately prior to the Effective Time, certain Stockholders constituting the Requisite Stockholders are executing and delivering to the Company the Action by Written Consent of the Stockholders in the form attached hereto as Exhibit C (the “Stockholder Consent”); and

WHEREAS, contemporaneously with the execution and delivery of this Agreement, and as a condition and inducement to Purchaser’s willingness to enter into this Agreement, each of the Continuing Employees identified on Exhibit A is executing and delivering to Purchaser (a) an employment offer letter that describes, among other matters, the terms of such Continuing Employee’s employment with Purchaser following Closing (each, an “Offer Letter”), and (b) a proprietary information and invention assignment agreement (a “PIIA”, collectively and together with the Offer Letters, the “Employment Agreements”).

NOW, THEREFORE, in consideration of the mutual covenants, agreements and understandings herein contained, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
Merger

1.1 Merger. Pursuant to the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall thereupon cease and the Company will continue as the surviving corporation in the Merger. The corporation surviving the Merger is sometimes hereinafter referred to as the “Surviving Corporation”.

1.2 Effective Time. Contemporaneously with, or as promptly as practicable after the Closing on the Closing Date, Purchaser, Merger Sub and the Company shall cause a certificate of merger in the form attached hereto as Exhibit D (the “Certificate of Merger”) to be filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings required under the DGCL. The Merger shall become effective upon the filing and acceptance by the Secretary of State of the State of Delaware of the Certificate of Merger or at such later time as is agreed to by the parties hereto and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

1.3 Effective Time. At the Effective Time, and without any further action on the part of the Company or Merger Sub:

(a) the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety in the form of the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, as set forth in the Certificate of Merger, and as so amended shall be the certificate of incorporation of the Surviving Corporation, except that the name of the Surviving Corporation shall be the name of the Company as of immediately prior to the Effective Time;

(b) the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in their entirety in the form of the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, and as so amended shall be the bylaws of the Surviving Corporation, except that the name of the Surviving Corporation shall be the name of the Company as of immediately prior to the Effective Time;

(c) the directors and officers of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers of the Surviving Corporation; and

(d) the Merger shall, from and after the Effective Time, have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges and powers of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

ARTICLE II
Treatment of Equity Interests

2.1 Treatment of Capital Stock and Other Securities in the Merger. At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, Merger Sub, the Company or any Equityholder:

(a) Effect on Company Common Stock. All shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than shares of Company Common Stock to be cancelled pursuant to the last sentence of this Section 2.1(a) and any Dissenting Shares, shall be cancelled and extinguished for no consideration. As of the Effective Time, all shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist. Each issued and outstanding share of Company Common Stock held by the Company as treasury stock immediately prior to the Effective Time shall automatically be cancelled and shall cease to exist, and no consideration or payment shall be delivered in exchange therefor or in respect thereof.

(b) Effect on Company Preferred Stock. All shares of Company Preferred Stock issued and outstanding immediately prior to the Effective Time, other than any Dissenting Shares, shall be cancelled and extinguished and converted automatically into the right to receive at the Effective Time the portion of the Aggregate Merger Consideration issuable to such Stockholder in respect of such shares of Company Preferred Stock as set forth opposite such Stockholder’s name on the Allocation Schedule. As of the Effective Time, all shares of Company Preferred Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist and shall thereafter represent only the right to receive the consideration issuable in accordance with Section 2.1.

(c) Effect on Outstanding SAFEs. All SAFEs outstanding immediately prior to the Effective Time shall be cancelled and exchanged for the right to receive at the Effective Time the portion of the Aggregate Merger Consideration issuable to such SAFE Holder in respect of such SAFE as set forth opposite such SAFE Holder’s name on the Allocation Schedule at the Effective Time. As of the Effective Time, all SAFEs outstanding shall be cancelled and shall cease to exist and shall thereafter represent only the right to receive the consideration issuable in accordance with Section 2.1.

(d) Effect on Promissory Notes. Each Promissory Note outstanding immediately prior to the Effective Time shall be cancelled and extinguished, and each holder thereof shall cease to have any rights with respect thereto, other than the right to receive a portion of the Aggregate Merger Consideration equal to the Promissory Note Payment Amount, as set forth opposite such Noteholder’s name on the Allocation Schedule.

(e) Effect on Management Incentive Plan. At the Closing, each Covered Participant shall have the right to receive a portion of the Aggregate Merger Consideration pursuant to the terms of the Management Incentive Plan, as set forth opposite such Covered Participant’s name on the Allocation Schedule.

(f) Effect on Merger Sub Common Stock. At the Effective Time, each share of the common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall automatically be converted into and become one (1) fully paid and nonassessable share of common stock of the Surviving Corporation and shall constitute the only outstanding share of capital stock of the Surviving Corporation.

(g) No Interest. No interest will be paid or accrued, and no Equityholder shall be entitled to receive, any interest upon surrender of any Company Equity.

2.2 Payment for Securities. As soon as reasonably practicable after the delivery of (to the extent not previously delivered to Purchaser) duly executed copies of the (i) Consent Agreement, (ii) Stockholder Consent, if applicable, and (iii) a Letter of Transmittal in substantially the form attached hereto as Exhibit G (such the deliveries contemplated in (i)-(iii) of this Section 2.2, the “Payment Condition”), each Participating Securityholder shall be entitled to receive in exchange therefor the applicable consideration set forth in Section 2.1. Issuance of the applicable consideration shall only be made to the Person in whose name the applicable shares of Company Preferred Stock, SAFEs or Promissory Notes are registered. No shares of Purchaser Common Stock shall be issued to any Participating Securityholder pursuant to Section 2.1 unless and until such Participating Securityholder has satisfied the Payment Condition.

2.3 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary (but subject to the provisions of this Section 2.3), shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time and held by a Stockholder who is entitled to demand and has properly demanded appraisal for such shares of Company Capital Stock in accordance with, and who complies in all respects with, Section 262 of the DGCL or other similar rights (if any) under applicable Law (such shares of Company Capital Stock, the “Dissenting Shares”) shall not be converted into or represent a right to receive a portion of the applicable consideration set forth in Section 2.1. Effective as of the Effective Time, all Dissenting Shares shall be cancelled and cease to exist, and the holders of Dissenting Shares shall only be entitled to the rights granted to them under Section 262 of the DGCL or other applicable Law (if any). If any such holder fails to perfect or otherwise waives, withdraws or loses such holder’s right to appraisal under Section 262 of the DGCL or such other applicable Law, then such Dissenting Shares shall be deemed to have been converted, effective as of the Effective Time, into, and shall represent only, the right to receive (upon surrender in accordance with Section 2.2) the applicable consideration, if any, set forth in Section 2.1, without interest. To the extent that Purchaser, the Surviving Corporation or the Company makes any payment or payments in respect of any Dissenting Shares in excess of the consideration that otherwise would have been payable or issuable in respect of such shares in accordance with Section 2.1 (“Excess Dissenting Share Payments”), Purchaser shall be entitled to recover the amount of such Excess Dissenting Share Payments in accordance with the terms of ARTICLE VII.

2.4 Treatment of Equity Awards and Company Stock Plan. At the Effective Time, each award granted under the Company Stock Plan and outstanding immediately prior to the Effective Time shall be surrendered, cancelled and terminated for no consideration. The Company shall, prior to the Effective Time, take or cause to be taken such actions, and shall obtain all such consents, as may be required to effect the foregoing provisions of this Section 2.4 and terminate the Company Stock Plan as of immediately prior to the Effective Time.

2.5 Additional Payments. As additional consideration for the Merger, Purchaser shall pay to the Preferred Stockholders, the SAFE Holders and the Covered Participants the Aggregate Additional Payments on the terms set forth in this Section 2.5 (each such payment is referred to herein as an “Additional Payment”), in each case in an amount set forth opposite the name of each such Preferred Stockholder, SAFE Holder and Covered Participant on the Allocation Schedule. Each Additional Payment shall be in the form of cash or shares of Purchaser Common Stock (valued at the Additional Payment Reference Price), at the discretion of Purchaser. Purchaser shall make four (4) equal Additional Payments of $625,000, with the first such payment due on March 16, 2026 and the other Additional Payments due on August 1, 2026, December 16, 2026 and the date that is eighteen (18) months following the Closing Date.

2.6 Allocation Schedule. Exhibit E-1 sets forth the following, in each case, calculated in accordance with this Agreement (the “Allocation Schedule”), with respect to each Participating Securityholder: (A) the name and email address of such Person; (B) in the case of a Preferred Stockholder, the number of shares of Company Preferred Stock held by such Preferred Stockholder; (C) in the case of a SAFE Holder, the Purchase Amount of each SAFE (as defined therein) held by such SAFE Holder, (D), in the case of a Noteholder, the principal amount of each Promissory Note held by such Noteholder and the amount of accrued interest thereunder through the Closing, (E) the amount of cash payable and the number of shares of Purchaser Common Stock issuable to such Person pursuant to Sections 2.1 and 2.5; (F) the Pro Rata Percentage of each such Person; and (G) such Person’s Pro Rata Percentage of the Maximum Liability Cap.

2.7 Fractional Shares; Payments. No fraction of a share of Purchaser Common Stock will be issued by virtue of the Merger. Any Participating Securityholder who would otherwise be entitled to receive a fraction of a share of Purchaser Common Stock shall instead be entitled to receive an amount of cash equal to the product obtained by multiplying (i) such fraction by (ii) the Closing Reference Price (as relating to shares of Purchaser Common Stock issued in respect of the Closing Payment Purchaser Stock) or the Additional Payment Reference Price (as relating to shares of Purchaser Common Stock issued in respect of any Additional Payment), as applicable, rounded to the nearest whole cent.

2.8 Nasdaq Cap Amount. Notwithstanding anything to the contrary contained in this Agreement, under no circumstances shall the aggregate number of shares of Purchaser Common Stock issuable under this Agreement in connection with the Merger and the transactions contemplated herein, and any other shares of Purchaser Common Stock to be issued by Purchaser, if any, which could be aggregated with the shares of Purchaser Common Stock in connection with the Merger and the transactions contemplated herein under Nasdaq Listing Rule 5635, exceed 19.99% of Purchaser’s issued and outstanding shares of common stock immediately before consummation of this Agreement and any other transactions being consummated by Purchaser in connection with the Merger and the transactions contemplated herein (the “Cap Amount”), unless Purchaser has obtained either (i) its stockholders’ approval of the issuance of more shares of Purchaser Common Stock than the Cap Amount as required by the applicable Nasdaq rules, including Nasdaq Listing Rule 5635; or (ii) a waiver from Nasdaq of Purchaser’s compliance with the applicable Nasdaq rules, including Nasdaq Listing Rule 5635. To the extent that the issuance of shares of Purchaser Common Stock under this Agreement would cause the shares of Purchaser Common Stock issuable herein to exceed the Cap Amount, Purchaser, in lieu of issuing such shares of Purchaser Common Stock, shall pay each Participating Securityholder an amount in cash equal to (x) the aggregate number of shares of Purchaser Common Stock that exceed the Cap Amount times (y) the Additional Payment Reference Price.

ARTICLE III
Closing; Payments

3.1 The Closing.

(a) The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely by electronic delivery of documents on the date hereof, effective immediately after the execution and delivery of this Agreement upon the execution and delivery of the Stockholder Consent (the “Closing Date”). Upon the Closing, the transactions contemplated by this Agreement shall become and be deemed effective as of the time that the Certificate of Merger is filed and accepted by the Secretary of State of the State of Delaware.

(b) At the Closing, the Company and the Equityholders, as applicable, shall execute or deliver or cause to be executed or delivered, as applicable, to Purchaser the items listed on Exhibit F-1.

(c) At the Closing, Purchaser shall execute or deliver or cause to be executed or delivered, as applicable, to the Company and the Equityholders, as applicable, the items listed on Exhibit F-2.

3.2 Aggregate Merger Consideration; Closing Date Actions.

(a) Prior to the Closing, the Company has delivered to Purchaser a written statement in the form attached hereto as Exhibit E-2 (the “Closing Statement”) setting forth: (i) in reasonable detail its good faith estimate of (A) the Closing Indebtedness, (B) the Unpaid Selling Expenses, (C) the Cash and Cash Equivalents, and (D) the Base Cash Consideration and the Closing Remaining Consideration, each as determined by reference to the relevant provisions of this Agreement, and (ii) the aggregate amount of cash and number of shares of Purchaser Common Stock payable and issuable to the Participating Securityholders at Closing and for each Additional Payment.

(b) At the Closing:

(i) Subject to Section 2.2, Purchaser shall, in respect of the Promissory Note Payment Amounts and the Closing Remaining Consideration, (i) pay, or cause the Paying Agent to pay, to each Participating Securityholder an amount of cash (by wire transfer of immediately available funds to the applicable accounts set forth on the Closing Statement in accordance with the wire instructions set forth in the Closing Statement) and (ii) issue, or cause the Transfer Agent to issue, to each Participating Securityholder the number of shares of Purchaser Common Stock, in each case as set forth opposite such to each Participating Securityholder’s name on the Allocation Schedule; and

(ii) Purchaser shall pay or cause to be paid (on behalf of the Company) all Unpaid Selling Expenses included in the estimate of Unpaid Selling Expenses on the Closing Statement that are to be paid in connection with the Closing, by wire transfer of immediately available funds to the applicable accounts set forth on the Closing Statement in accordance with the wire instructions set forth in the Closing Statement. For the avoidance of doubt, Purchaser shall use any Cash and Cash Equivalents to pay or cause to be paid any Unpaid Selling Expenses, and to the extent no Cash and Cash Equivalents are available at the time of payment, Purchaser shall use the Purchaser Cash Consideration (prior to the application of any other Closing Adjustment Amounts).

In the event of a conflict between the Closing Statement and the Allocation Schedule, on the one hand, and the provisions of this Agreement, on the other hand, the Closing Statement and the Allocation Schedule (each as may be adjusted upon the mutual agreement of the Stockholder Representative and Purchaser to correct any manifest errors) shall control. Notwithstanding anything to the contrary herein or in the Company’s Organizational Documents, Purchaser shall be entitled to rely on the Closing Statement and the Allocation Schedule as conclusive evidence of the amount of cash and the number of shares of Purchaser Common Stock payable or issuable to the Participating Securityholders and the amount of payments payable to other payment recipients pursuant to this Agreement.

3.3 Withholding. Each of Purchaser and the Company (and their respective agents, including the Paying Agent) shall be entitled to deduct and withhold from the amounts payable or otherwise deliverable pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom under the Code or under any provision of state, local or non-U.S. Tax Law. Other than with respect to any amounts treated as compensation for U.S. federal and applicable state and local income tax purposes or withholding required as a result of the failure of the Company to deliver the FIRPTA Certificate, Purchaser shall use commercially reasonable efforts to provide the Stockholder Representative with at least ten (10) days’ written notice of any withholding it believes is applicable to amounts payable by or at the direction of Purchaser hereunder and a reasonably detailed statement describing the basis for such withholding and Purchaser shall use commercially reasonable efforts to cooperate with the Stockholder Representative to reduce or eliminate any such withholding. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. The applicable withholding agent will promptly pay or cause to be paid any amounts withheld pursuant to this Section 3.3 for applicable Taxes to the appropriate Tax Authority.

ARTICLE IV
Representations and Warranties Regarding the Company and its Subsidiaries

Subject to such exceptions as are set forth in the disclosure schedule delivered herewith by the Company and its Subsidiaries to Purchaser concurrently with the Parties’ execution of this Agreement (the “Disclosure Schedules”) (which disclosures will qualify the section or subsection they specifically reference and will also be deemed to qualify other sections or subsections in this ARTICLE IV to the extent that it would be reasonably apparent on the face of such disclosure that such disclosure is applicable to such other section or subsection), as a material inducement to Purchaser and Merger Sub to enter into this Agreement and to consummate the transactions contemplated hereby, the Company hereby represents and warrants to Purchaser and Merger Sub that the representations in this ARTICLE IV are true and correct as of the Closing and as of the date of this Agreement (except in the case of any individual representation and warranty which by its terms speaks only as of a specific date or dates, in which case as though made as of such specific date or dates):

4.1 Organization; Power; Authority; Good Standing. The Company is duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company possesses full power and authority necessary to own, lease and operate its properties, and to carry on its business as now conducted and as proposed to be conducted as of the Closing Date. The Company is duly licensed or qualified to transact business and is in good standing as a foreign entity in those jurisdictions set forth on Section 4.1 of the Disclosure Schedules, which constitute all of the jurisdictions in which the character of the assets owned or leased, or the business conducted by it requires such licensing or qualification, other than failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to result in a material Liability to the Company. Purchaser has been furnished with true, correct and complete copies of the Organizational Documents of the Company, as amended and in effect on the date of this Agreement.

4.2 Capitalization.

(a) The authorized capital stock of the Company consists of 18,000,000 shares of Company Common Stock, of which 9,710,000 are issued and outstanding, and 5,471,871 shares of Company Preferred Stock, of which 5,471,864 are issued and outstanding. Section 4.2(a) of the Disclosure Schedules sets forth (i) a true and complete list of the Stockholders, including the number of Shares owned by each such Stockholder and (ii) a true and complete list of the SAFE Holders, including the Purchase Amount (as defined in such SAFE) and the issuance date of the SAFE held by such SAFE Holder. All of the Shares are duly authorized, validly issued, fully paid and non-assessable and are held beneficially and of record by the Stockholders thereof as set forth on Section 4.2(a) of the Disclosure Schedules. Except for the Shares and the SAFEs set forth on Section 4.2(a) of the Disclosure Schedules and as set forth on Section 4.2(b) of the Disclosure Schedules, the Company does not have any outstanding or authorized (i) Equity Interests or other securities convertible into, or exchangeable or exercisable for, any of its Equity Interests or any rights or options to subscribe for or to purchase its Equity Interests or (ii) any equity appreciation rights, profit participation rights, phantom equity or similar plans or rights. Except as set forth on Section 4.2(a) or Section 4.2(b) of the Disclosure Schedules, there are no (A) outstanding obligations of the Company (contingent or otherwise) to repurchase or otherwise acquire or retire any of its Equity Interests or (B) voting trusts, proxies or other agreements among the Equityholders or any other Person with respect to the voting or transfer of the Company’s Equity Interests.

(b) Except for the Company Stock Plan, the Company has never adopted, sponsored or maintained any option plan or any other plan or Contract providing for equity or equity-based compensation to any Person. The Company Stock Plan has been duly authorized, approved and adopted by the board of directors of the Company and the Stockholders and is in full force and effect. Other than as set forth on Section 4.2(b) of the Disclosure Schedules, the Company has not issued any options, restricted stock, restricted stock unit, “phantom” stock or any similar security or right pursuant to the Company Stock Plan or otherwise.

(c) Other than as set forth on Section 4.2(c) of the Disclosure Schedules, the Company does not have and never has had any Subsidiaries, and the Company does not own and has never owned any Equity Interest in any other Person. Section 4.2(c) of the Disclosure Schedules contains a complete and accurate list of each of the Company’s Subsidiaries containing its name, its jurisdiction of organization, and other jurisdictions in which it is qualified to do business, and its capitalization (including the identity of each equity holder and the amount of equity interests held by each such holder). Each Subsidiary of the Company is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has full corporate or other power and authority necessary to own, lease and operate its properties, and to carry on its business as now conducted and as proposed to be conducted as of the Closing Date. Except as set forth on Schedule 4.2(c) of the Disclosure Schedules, each Subsidiary of the Company is duly licensed or qualified to transact business and, where the concept or a similar concept is recognized, is in good standing as a foreign entity in each jurisdiction in which the character of the assets owned or leased, or the business conducted by it requires such licensing or qualification, other than failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to result in a material Liability to such Subsidiary or to the Company. The Company is the sole holder of all outstanding equity interests in each Subsidiary of the Company and has not granted to any Person any preemptive or other similar rights with respect to any equity interests of any Subsidiary of the Company and there are no offers, options, warrants, rights, agreements or commitments of any kind (contingent or otherwise) entered into or granted by the Company relating to the issuance, conversion, exchange, registration, voting, sale or transfer of any equity interests or other equity securities of any such Subsidiary or obligating any such Subsidiary or any other Person to purchase or redeem any of such equity interests or other equity securities.

4.3 Authorization; Execution & Enforceability; No Breach.

(a) The Company has all requisite power and authority to execute and deliver each Transaction Document to which it is a party and any and all instruments necessary or appropriate in order to fully effectuate the terms and conditions of each such Transaction Document and to perform and consummate the transactions contemplated hereby and thereby. The Company’s execution, delivery and performance of each Transaction Document to which it is a party has been duly and validly authorized by all necessary action on the part of the Company or its Stockholders.

(b) Each Transaction Document to which the Company is a party has been duly and validly executed and delivered by the Company and constitutes, or upon its execution and delivery will constitute, a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms and conditions, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(c) The execution, delivery and performance by the Company of each Transaction Document to which it is a party, and the consummation of the transactions contemplated hereby and thereby, does not and will not conflict with any provision or result in any breach or violation of the Organizational Documents of the Company.

(d) Except as set forth on Section 4.3(d) of the Disclosure Schedules, the execution, delivery and performance by the Company of each Transaction Document to which it is a party, and the consummation of the transactions contemplated hereby and thereby, does not and will not (i) result in the creation of any Lien upon any assets of the Company pursuant to, (ii) conflict with any provision or result in any breach or violation of, (iii) constitute (whether with or without the passage of time, the giving of notice or both) a default under, (iv) trigger any “change in control” or other similar provision contained in, or (v) give rise to any right of termination, cancellation, acceleration, payment or other material right under, in each case, (A) any Law applicable to the Company, (B) any Permit, or (C) any other Contracts to which the Company is a party or by which the Company is otherwise bound, except, in the case of (B) and (C), as would not, individually or in the aggregate, reasonably be expected to result in a material Liability to the Company. Except as set forth on Section 4.3(d) of the Disclosure Schedules, the Company is not required to provide any notice to, or make any filing with, any Governmental Authority or any other Person, or obtain any Permit or consent, in each case, for the valid execution, delivery and performance by the Company of the Transaction Documents to which it is a party.

4.4 Financial Statements; Absence of Undisclosed Liabilities.

(a) The Company has delivered to Purchaser true, correct and complete copies of its consolidated unaudited financial statements consisting of the consolidated balance sheet of the Company and its Subsidiaries as at December 31 in each of the years 2023 and 2024 and the related consolidated statements of income, stockholders’ equity and cash flows for the 12-month periods then ended (collectively, the “Year-End Financial Statements”) and the consolidated balance sheet of the Company and its Subsidiaries as at June 30, 2025 (the “Latest Balance Sheet Date”), and the related consolidated statements of income, stockholders’ equity and cash flows for the six-month period then ended (collectively, the “Interim Financial Statements,” and, together with the Year-End Financial Statements, the “Financial Statements”).

(b) The Financial Statements, including the related notes and schedules thereto, (i) have been prepared in accordance with the books and records of the Company, which are true and complete in all material respects and which have been maintained in a manner consistent with historical practice, (ii) present fairly, in accordance with GAAP, the financial condition and results of operations of the Company, including, but not limited to, all reserves for potential loan buybacks, indemnifications, or warranties, which such Financial Statements purport to present as of the dates thereof and for the periods indicated therein and (iii) have been prepared on the consistent basis and in accordance with consistent policies, principles, and practices throughout the periods covered thereby (except as may be indicated therein, in the notes thereto or as summarized in Section 4.4 of the Disclosure Schedules, and except, in the case of the Interim Financial Statements, for the absence of footnotes and to standard year-end adjustments, none of which will be material).

(c) Since the date of the Interim Financial Statements, there has been no change in (i) any accounting principle, procedure, or practice followed by the Company or (ii) the method of applying any such principle, procedure, or practice.

(d) Except as set forth in Section 4.4(d) of the Disclosure Schedules, the Company and its Subsidiaries have no Liabilities that in the aggregate exceed $1,000, whether known or unknown, absolute or contingent, accrued or unaccrued, asserted or unasserted, choate or inchoate, matured or unmatured, determined or determinable, except for: (i) Liabilities reflected or reserved against in the Financial Statements; (ii) Liabilities that have been incurred since the Latest Balance Sheet Date in the ordinary course of business consistent with past practice (none of which are material or relate to breach of contract, breach of warranty, tort, infringement, violation of Law, or litigation); and (iii) Liabilities incurred pursuant to this Agreement or the transactions contemplated hereby which shall be disclosed as Unpaid Selling Expenses on the Closing Statement.

4.5 Absence of Adverse Changes and Extraordinary Events. Except as otherwise contemplated by this Agreement, from the Latest Balance Sheet Date through the date hereof, (a) neither the Company nor any of its Subsidiaries have entered into any transactions other than in the ordinary course of business consistent with past practice, (b) there has not been any event that has had or would reasonably be expected to have a Material Adverse Effect, (c) the Company’s and its Subsidiaries’ business has been operated only in the ordinary course and substantially in the manner that such business was heretofore conducted, (d) all vendors and contractors of the Company and each of its Subsidiaries have been promptly paid, and (e) the Company and each of its Subsidiaries have used their commercially reasonable efforts to preserve the goodwill of the Company, its Subsidiaries and their respective relationships with their employees, customers, and suppliers.

4.6 Insurance. The Company and its Subsidiaries maintain insurance for their properties against loss or damage by fire or other casualty or any other such other insurance, including liability insurance, as would usually be maintained by prudent companies similar in size and credit standing to the Company and its Subsidiaries and engaged in the same or similar business.

4.7 Title to Assets. The Company and each of its Subsidiaries have good and marketable title to, or a valid leasehold or license interest in, all of its assets, properties, and interests in properties, real, personal or mixed (a) reflected on the balance sheets included in the Interim Financial Statements, (b) acquired since the Latest Balance Sheet Date, or (c) required for or used in the conduct of its business as currently conducted, except for inventory sold in the ordinary course of business since the date of that balance sheet and accounts receivable and notes to the extent that they have been paid (collectively, the “Assets”). All of the equipment, furniture, fixtures, and other personal property included in the Assets are in good operating condition and are adequate for use in the ordinary course of the Company’s business consistent with past practice with no defects that could interfere with the conduct of normal operations of such equipment, furniture, fixtures, and other personal property, except for damaged, worn, or defective items that have been written off or written down to fair market value or for which adequate reserves have been established in the Interim Financial Statements. All of the Assets are owned by the Company or its Subsidiaries, free and clear of any encumbrances, and no Assets are held on a consignment or lease basis.

4.8 Credit Lines, Loans, Guarantees, Banks. Section 4.8 of the Disclosure Schedules describes all the loans and credit lines of the Company and its Subsidiaries, including the identity of the lender, the loan amount and balance, terms, related security interests, and the identity of any guarantors. Except as set out on Section 4.8 of the Disclosure Schedules, (a) the Company and its Subsidiaries have no indebtedness for borrowed money or other debt obligation, other than trade credit extended in the ordinary course of business by the suppliers and vendors of the Company or any of its Subsidiaries, (b) neither the Company nor any of its Subsidiaries has guaranteed the Liabilities of any third party, and (c) neither the Company nor any of its Subsidiaries has repurchase obligations or demands from lenders due to underwriting or fraud issues. The full details of the bank accounts of the Company and its Subsidiaries, including the names of all Persons authorized to draw thereon or make withdrawals therefrom and the balance of each such account as of the most recent statement date, are set forth on Section 4.8 of the Disclosure Schedules.

4.9 Labor Matters. Except as set forth in Section 4.9 of the Disclosure Schedules: (a) the Company and its Subsidiaries are in compliance in all material respects with all applicable Laws concerning employment and employment practices, terms, and conditions of employment and wages and hours, and is not engaged in any unfair labor practice; (b) there is no unfair labor practice complaint against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened before any Governmental Authority; (c) there is no labor strike, dispute, slowdown, or stoppage actually pending or, to the Knowledge of the Company, threatened against or affecting the Company or its Subsidiaries; (d) no grievance nor any arbitration proceeding arising out of or under any collective bargaining or other agreement is pending against the Company or its Subsidiaries; and (e) neither the Company nor its Subsidiaries have experienced any strike or work stoppage or other industrial dispute involving its employees in the past five (5) years.

4.10 Employees; Employee Benefit Arrangements.

(a) Section 4.10(a) of the Disclosure Schedules is a true and complete list of the names and positions of current employees of the Company and its Subsidiaries (the “Employees”) and the following compensation information for fiscal year 2024 for each Employee (as applicable): (i) annual base salary; (ii) annual bonus; (iii) commissions; (iv) benefits; (v) severance; and (vi) all other items of compensation that are in fact paid, provided, or made available to that Employee or that the Company or any of its Subsidiaries are required to pay, provide, or make available to that Employee under any Contract. Neither the Company nor any of its Subsidiaries have outstanding Liabilities (including any commission payments due) with respect to any Employee (or any dependent or beneficiary of any such Employee) that are not accrued for in the Interim Financial Statements. Except as set out on Section 4.10(a) of the Disclosure Schedules, the employment of all Employees is “at will,” and the Company or the applicable Subsidiary may terminate the employment of each Employee at any time, for any reason or for no reason. Except as set out on Section 4.10(a) of the Disclosure Schedules, neither the Company nor any of its Subsidiaries have offered employment to any individual who is not an Employee. The Company has made available to Purchaser true and complete copies of employment agreements with the Employees listed on Section 4.10(a) of the Disclosure Schedules.

(b) “Benefit Arrangement” means any employee benefit plans, as defined in Section 3(3) of the United States Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or other applicable Law, or other pension, savings, retirement, benefit, fringe benefit, compensation, deferred compensation, incentive, bonus, commission, profit-sharing, health and welfare insurance, welfare, severance, change of control, parachute, stock option, stock purchase, or other employee benefit plan, program or arrangement, whether or not subject to any of the provisions of ERISA, whether or not funded and whether written or oral.

(c) Section 4.10(c) of the Disclosure Schedules lists the Benefit Arrangements covering former or current employees of the Company or any of its Subsidiaries, or under which the Company or any of its Subsidiaries have any Liability (each such Benefit Arrangement, a “Company Employee Plan”). Except as referred to in Section 4.10(c) of the Disclosure Schedules, neither the Company nor any of its Subsidiaries have a commitment or an obligation to create any additional Benefit Arrangements or to increase benefit levels, provide any new benefits under, or otherwise change any Company Employee Plan, and no such creation, increase, or change has been proposed, made the subject of written or oral representations to employees, or requested or demanded by employees under circumstances that make it reasonable to expect that it will occur. Correct and complete copies of all material Company Employee Plans have been made available to Purchaser.

(d) Neither the execution and delivery of this Agreement, the shareholder approval of this Agreement, nor the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event) result in any “parachute payment” as defined in Section 280G(b)(2) of the Code.

(e) Each Company Employee Plan is and has been administered in compliance with its terms and with the requirements of applicable Law in all material respects and for the exclusive benefit of the participants and beneficiaries of that Company Employee Plan. There is no pending or, to the Knowledge of the Company, threatened legal action, arbitration, or other proceeding against the Company or any of its Subsidiaries with respect to any Company Employee Plan, other than routine claims for benefits, that would reasonably be expected to result in a material Liability to the Company or to Purchaser.

4.11 Contracts; Customers.

(a) Section 4.11(a) of the Disclosure Schedules sets out a list of all the Contracts (including any (i) real property leases, (ii) customer contracts and customer orders (including customer contact lists) and (iii) partner and supplier contracts, (A) to which the Company is a party and (B) by which the Company or any of its Subsidiaries are bound (collectively, the “Company Contracts”) that are material to the Company or any of its Subsidiaries (“Material Contracts”), including the following:

(i) each Company Contract involving aggregate consideration in excess of $50,000 per year including, but not limited to, Contracts with mortgage lenders and vendors, and which, in each case, cannot be cancelled by the Company or its Subsidiary, as applicable, without penalty or without more than thirty (30) days’ notice;

(ii) all Company Contracts relating to Intellectual Property (as defined in Section 4.18(a)), including all licenses, sublicenses, settlements, coexistence agreements, covenants not to sue, and permissions;

(iii) except for Company Contracts relating to trade receivables, all Company Contracts relating to Indebtedness (including, without limitation, guarantees) of the Company; and

(iv) all Company Contracts that limit or purport to limit in any material respect the ability of the Company or any of its Subsidiaries, as applicable, to compete in any line of business or with any Person or in any geographic area or during any period of time.

(b) Each Material Contract is valid and binding on the Company or one of its Subsidiaries, as applicable, in accordance with its terms and is in full force and effect. Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) any Material Contract. Complete and correct copies of each Material Contract (including all modifications, amendments, and supplements thereto and waivers thereunder) have been made available to Purchaser.

4.12 Data and Privacy Laws.

(a) Except as disclosed in Section 4.12 of the Disclosure Schedules:

(i) The Company and its Subsidiaries have complied in all material respects, and are currently in compliance in all material respects with, (1) all applicable Information Privacy and Security Laws, (2) any contractual obligations to which the Company or the Subsidiary, as applicable, is a party or by which it is bound relating to Personal Information, in each case, as applicable to the conduct of the Company’s or the Subsidiary’s business as currently conducted, and (3) all of the Company’s (and each Subsidiary’s) internal privacy policies to the extent relating to any Personal Information collected, used, maintained, disclosed, or transmitted by the Company, its Subsidiaries or by third parties having access to the records of the Company or any of its Subsidiaries. The Company and its Subsidiaries have adopted privacy notices and policies that accurately describe the Company’s (and each Subsidiary’s) privacy practices (as applicable), to any website, mobile application, or other electronic platform and complied with those notices and policies in all material respects. Neither the Company nor any of its Subsidiaries have received any written complaints regarding the collection, maintenance, use, disclosure, or transmission of Personal Information by the Company, its Subsidiaries or by third parties to whom the Company or any of its Subsidiaries have provided Personal Information.

(ii) No Person (including any Governmental Authority) has threatened to assert any Proceeding pursuant to any written notice, or commenced any Action with respect to any alleged violation of any Information Privacy and Security Laws or the Company’s or any of its Subsidiary’s privacy or data protection practices, or any contractual obligations to which the Company or any Subsidiary is a party or by which it is bound relating to Personal Information, including any loss, damage, or unauthorized access, use, disclosure, modification, or other misuse of any Personal Information collected or used by, or on behalf of, the Company and its Subsidiaries. The execution, delivery, and performance of this Agreement, the Transaction Documents, and the other agreements and instruments contemplated hereby and the consummation of the transactions comply in all material respects with all applicable Information Privacy and Security Laws and any contractual obligation to which the Company or any of its Subsidiaries is a party or by which it is bound relating to Personal Information.

(iii) The Company and each of its Subsidiaries have taken reasonable steps to obtain all necessary authority, consents, and authorizations to collect, use, maintain, disclose, or transmit any Personal Information collected or used by or on behalf of the Company or any of its Subsidiaries in connection with the operation of its business as currently conducted, including the use of Personal Information to send personal electronic messages. To the Knowledge of the Company, none of the Personal Information collected, stored, used, maintained, modified, disclosed, transmitted, in the possession, custody, or control of the Company or any of its Subsidiaries have been provided to the Company or any of its Subsidiaries by a third party in violation of applicable Law, including applicable Information Privacy and Security Laws or in a manner inconsistent with such third party’s own privacy policies.

(iv) The Company and each of its Subsidiaries have implemented, maintained, and executed, as necessary, commercially reasonable security controls that are designed to identify, mitigate, and resolve internal and external risks to the security of any Personal Information and implement and monitor adequate and effective administrative, technical and physical safeguards to control those risks. Neither the Company nor any of its Subsidiaries have experienced any material breach of security or safeguards relating to Personal Information, or other loss, unauthorized access, use, or disclosure of Personal Information in the possession, custody, or control of the Company or any of its Subsidiaries.

(b) For purposes of this Agreement, the following terms shall have the meaning below:

(i) “Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination, or award, in each case having the force of Law, entered by or with any Governmental Authority.

(ii) “Information Privacy and Security Laws” means all applicable Laws and Governmental Orders concerning the privacy, security, or processing of Personal Information (including any Laws of jurisdictions where the Personal Information was collected or used by or on behalf of the Company), and all regulations promulgated and guidance issued by Governmental Authorities (including staff reports) thereunder concerning data breach notification, consumer protection, requirements for website and mobile application privacy policies and practices, data or web-scraping, Social Security number protection, data security, and e-mail, text message, or telephone communications. Without limiting the foregoing, Information Privacy and Security Laws include: the Federal Trade Commission Act, the Privacy Act of 1974, the CAN–SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the California Consumer Privacy Act of 2018, the Electronic Communications Privacy Act, the Computer Fraud and Abuse Act, the Gramm–Leach–Bliley Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, all policies and procedures established to comply with the privacy and security rules of the Health Insurance Portability and Accountability Act of 1996, and all other similar federal, state, and local laws and regulations.

(iii) “Personal Information” means any information (A) the collection, maintenance, use, disclosure, or transmission of which by or on behalf of the Company is regulated or governed by one or more Information Privacy and Security Laws that apply to the Company, (B) that identifies or, alone or in combination with any other information, could reasonably be used to identify, locate, or contact a natural Person or device, including (1) name, address, e-mail address, telephone number, health information, social security number, driver’s license number, government issued identification number, or any other data that can be used to identify, contact, or precisely locate an individual, (2) any non-public personally identifiable financial information, such as financial account numbers or log-in information, (3) Internet Protocol addresses or other persistent device identifiers, or (4) any other information that is considered “personally identifiable information,” “personal information,” or “personal data” under applicable Law, and (C) all data associated with any of the foregoing that are or could reasonably be used to develop a profile or record of the activities of a natural person or device across multiple websites or online services, to predict or infer the preferences, interests, or other characteristics of a natural person, or to target advertisements or other content to a natural person.

4.13 Legal Proceedings, Etc. There is no Proceeding pending, or to the Knowledge of the Company, threatened, in each case against the Company, any of its properties or assets, or any of its officers, directors or employees in their capacities as such, before any Governmental Authority acting in an investigative or adjudicative capacity. Neither the Company nor any of its properties or assets is subject to any Governmental Order that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.14 Taxes. (i) All income and other material Tax Returns required to be filed by the Company and any of its Subsidiaries on or before the date hereof have been filed by or on behalf of the Company and its Subsidiaries and all such Tax Returns are true, correct, and complete in all material respects. (ii) The Company and each of its Subsidiaries have paid in full, or provided for in the Interim Financial Statements, all Taxes required to be paid by it through the date hereof, whether or not shown to be due on any Tax Returns. (iii) There are no liens or other encumbrances for Taxes upon the assets of the Company or the assets of any of its Subsidiaries except liens for Taxes not yet due. (iv) Neither the Company nor any of its Subsidiaries are party to or bound by any Tax allocation or sharing agreement, nor does it have any Liability for the Taxes of any Person other than itself under Treas. Reg. §1.1502-6 (or any similar provision of state, local, or non-U.S. Law), as a transferee or successor, by contract or otherwise. Notwithstanding anything to the contrary in this Agreement, the Company makes no representation or warranty regarding the amount, value or condition of, or any limitation on, any net operating losses, capital loss, Tax credit, Tax basis or other similar Tax attribute or the ability of Purchaser or any of its Affiliates to utilize such Tax attributes after the Closing.

4.15 Compliance with law. The Company and each of its Subsidiaries have conducted their business in all material respects in compliance with, and it currently is in compliance with in all material respects, all applicable Laws, including, but not limited to, the Real Estate Settlement Procedures Act (RESPA), the Truth in Lending Act (TILA), Anti-Money Laundering Laws, and advertising and marketing Laws. The Company, its Subsidiaries and each of their employees have all permits, licenses, approvals, certificates, and other authorizations, and the Company and each of its Subsidiaries have made all notifications, registrations, certifications, and filings with all Governmental Authorities, necessary or advisable for the operation of the business as currently conducted. No written notice of any violation of such Laws has been received by the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries have received any written notice that the products sold or the services provided by the Company or any of its Subsidiaries are not in compliance with all applicable Laws.

4.16 Broker’s or Finder’s Fees. Neither the Company, nor any of its Subsidiaries, nor any Person acting on the Company’s behalf, has employed an agent, broker, Person or firm in connection with the transactions contemplated by this Agreement. To the extent that the Company or any of its Subsidiaries have incurred any Liability for any brokerage fees, commissions, or finder’s fees in connection with the transactions contemplated by this Agreement, the Company will be solely responsible for the payment of that Liability and any such payment shall be paid prior to the Closing. In no event shall such payments constitute Unpaid Selling Expenses.

4.17 Related Party Transactions; Guarantees. Except as set out on Section 4.17 of the Disclosure Schedules and except for (i) standard employee benefits generally made available to all employees, standard employee offer letters and confidentiality and invention assignment agreements; (ii) standard director and officer indemnification agreements approved by the Board of Directors; and (iii) the purchase of shares of Company Capital Stock and the issuance of options to purchase shares of Company Common Stock, in each instance, approved by the Board of Directors:

(a) no director, officer, stockholder, employee, or Affiliate of the Company (nor any immediate family member of the foregoing), and no Affiliate of any such Person, (i) is a party to any Contract with the Company or, to the Knowledge of the Company, has any direct or indirect financial interest in any Person that has a material business relationship with the Company, or (ii) owns or has any interest in any material asset, property, or right used by or in the business of the Company (collectively, “Related Party Transactions”); and

(b) There are no Related Party Transactions (whether written or oral) involving the Company that will remain in effect after the Closing. All such transactions, if any, will be terminated with no further liability to the Company prior to the Closing.

4.18 Intellectual Property.

(a) “Intellectual Property” means (i) any and all inventions, technology, patents, and reissuances, continuations, continuations-in-part, divisions and reexaminations of those patents, (ii) trademarks, service marks, trade dress, logos, trade names, domain names, and corporate names, including all goodwill associated therewith, (iii) copyrightable works and copyrights (including software, databases, data, and related documentation), (iv) mask works, (v) trade secrets and confidential business information (including ideas, research, and development, know-how, processes and techniques, technical data, designs, drawings, specifications, client, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), and (vi) all registrations, applications, renewals, and recordings of any of the preceding items listed in this sentence. Section 4.18 of the Disclosure Schedules sets out each item of Intellectual Property that is used in the conduct of the business as currently conducted.

(b) The Company either owns the entire right, title, and interest to, or holds an existing, valid, and enforceable license to use, all the Intellectual Property used in or required for the business as currently conducted (any such license and any required royalty payments are set out on Section 4.18 of the Disclosure Schedules).

(c) There are no Proceedings instituted or, to the Knowledge of the Company, threatened by any third party pertaining to, or challenging, the Company’s use of, or right to use, any Intellectual Property.

(d) To the Knowledge of the Company, neither the Intellectual Property of the Company nor the conduct of its business infringes any Intellectual Property of any third party, nor has the Company received any written assertion of any such infringement or any offer to license Intellectual Property under claim of use.

(e) To the Knowledge of the Company, no third party is infringing upon any Intellectual Property of the Company.

(f) All current and former employees and consultants of the Company who have solely or jointly conceived, reduced to practice or developed any Intellectual Property relating to the Company’s business in the course of their service to the Company have signed (i) non-disclosure agreements related to the Company’s Intellectual Property rights and (ii) agreements obligating them to assign to the Company Intellectual Property rights developed by them in the course of their service to the Company, and those agreements are currently in full force and effect.

(g) The Company has not violated or breached, nor is the Company in violation or in breach of, any confidentiality, non-competition, non-solicitation, or similar obligation of the Company to any Person

4.19 No Conflict with OFAC Laws. Neither the Company, nor, to the Knowledge of the Company, any director, officer, agent, employee or Affiliate or representative of the Company is a Person currently the subject or target of any sanctions administered or enforced by the United States Government, including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, the United Nations Security Council, the European Union, His Majesty’s Treasury or other relevant sanctions authority (collectively, “Sanctions”), nor is the Company located, organized or resident in a country or territory that is the subject of Sanctions.

4.20 Anti-Corruption Laws. Neither the Company nor, to the Knowledge of the Company anyone acting on the Company’s behalf, has directly or indirectly: (a) made, offered to make, or promised to make any unlawful payment or transfer of anything of value, directly or indirectly, to (i) anyone working in an official capacity for any Governmental Authority, including any employee of any government-owned or controlled entity or public international organization, or (ii) any political party, official of a political party, or candidate for political office, in order to obtain or retain business, or secure any improper business advantage, except for the payment of fees required by Law to be paid to Governmental Authorities, (b) made any unlawful political contribution, (c) made or received any payment that was not legal to make or receive, (d) created or caused the creation of any false or inaccurate books and records related to any of the foregoing, (e) created or used any “off-book” bank or cash account or “slush fund”, or (f) engaged in any conduct constituting a violation of the United States Foreign Corrupt Practices Act of 1977, as amended, and all other applicable anti-bribery or anti-corruption Laws.

4.21 Environmental Matters. Except as would not reasonably be expected to have a Material Adverse Effect: (a) the Company and each of its Subsidiaries are and have been in compliance with all Environmental Laws, including the possession of, and the compliance with, all authorizations from Governmental Authorities required under Environmental Laws, (b) there has not been any Hazardous Materials Activity at any real property owned, leased or used by the Company in violation of Environmental Laws or in a manner that would reasonably be expected to give rise to a material Liability under any Environmental Laws, (c) neither the Company nor any of its Subsidiaries has received any Environmental Claim, and to the Knowledge of the Company, there are no Environmental Claims threatened in writing against the Company and (d) neither the Company nor any predecessor entity has assumed, undertaken or provided any indemnification with respect to, or otherwise has become subject to, any liability of any Person under Environmental Law.

4.22 Real Property.

(a) Neither the Company nor any of its Subsidiaries owns any real property.

(b) Section 4.22(b) of the Disclosure Schedules sets forth a true and complete list as of the date hereof of each Lease under which the Company or a Subsidiary of the Company leases, subleases, licenses or has rights in any real property (collectively, the “Leased Real Property”). Except as set forth on Section 4.22(b) of the Disclosure Schedules, each of the Company and its Subsidiaries has a valid and subsisting leasehold interest in all the Leased Real Property, free and clear of all Liens, except Permitted Liens. The Leases are valid, binding and enforceable obligations of the Company or a Subsidiary of the Company, as applicable, in accordance with their terms (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity)) and are in full force and effect. Neither the Company nor its Subsidiaries have leased or otherwise granted to any Person the right to use or occupy the Leased Real Property or any portion thereof. The Leased Real Property constitutes all of the real property currently leased, subleased, licensed, used, occupied or currently held for use by the Company or a Subsidiary of the Company.

(c) As of the date of this Agreement, neither the Company nor its Subsidiaries have received written notice within the 12 months preceding the date of this Agreement of any material default under any Lease that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

ARTICLE V
Representations and Warranties of Purchaser and Merger Sub

As a material inducement to the Company to enter into this Agreement and consummate the transactions contemplated hereby, Purchaser and Merger Sub, jointly and severally, hereby represent and warrant to the Company that:

5.1 Organization; Authorization; Execution & Enforceability; No Breach.

(a) Each of Purchaser and Merger Sub is duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Purchaser and Merger Sub has full power and authority to execute and deliver each Transaction Document to which it is a party and any and all instruments necessary or appropriate in order to fully effectuate the terms and conditions of each such Transaction Document and to perform and consummate the transactions contemplated hereby and thereby. Each of Purchaser’s and Merger Sub’s execution, delivery and performance of each Transaction Document to which it is a party has been duly and validly authorized by all necessary action on the part of Purchaser, Merger Sub or their equityholders.

(b) Purchaser is the sole stockholder of Merger Sub. Merger Sub was formed by Purchaser solely for the purpose of engaging in the transactions contemplated by the Transaction Documents and has engaged in no business activities other than those relating to this Agreement and the transactions contemplated hereby. Merger Sub has no liabilities or obligations other than those incident to its formation or pursuant to the Transaction Documents to which it is a party.

(c) Each Transaction Document to which Purchaser and Merger Sub is a party has been duly and validly executed and delivered by Purchaser or Merger Sub, as the case may be, and constitutes, or upon its execution and delivery will constitute, a valid and legally binding obligation of Purchaser or Merger Sub enforceable against Purchaser or Merger Sub in accordance with its terms and conditions, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(d) The execution, delivery and performance by Purchaser and Merger Sub of each Transaction Document to which it is a party, and the consummation of the transactions contemplated hereby and thereby, does not and will not (i) conflict with any provision or result in any breach or violation of, (ii) constitute (whether with or without the passage of time, the giving of notice or both) a default under, or (iii) give rise to any right of termination, cancellation, acceleration or other material right under, in each case, (A) any Law applicable to Purchaser or Merger Sub, (B) the Organizational Documents of Purchaser or Merger Sub, or (C) any other Contracts to which Purchaser or Merger Sub is a party or by which any of their assets are otherwise bound. Except as required by Nasdaq or pursuant to securities laws, neither Purchaser nor Merger Sub is required to provide any notice to, or make any filing with, any Governmental Authority or any other Person, or obtain any Permit or consent, in each case, for the valid execution, delivery and performance by Purchaser or Merger Sub of the Transaction Documents to which it is a party.

5.2 Valid Issuance of Purchaser Common Stock; Cash Resources. All necessary corporate action has been taken or will be taken by Purchaser to duly authorize all issuances to the Participating Securityholders of the Purchaser Common Stock in accordance with the terms of this Agreement, and upon such issuances, such shares of Purchaser Common Stock will be duly authorized and validly issued, fully paid and non-assessable shares of Purchaser and will be free of restrictions on transfer other than restrictions set forth under the Securities Act and any other applicable Law and will not be issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right. Purchaser will have or have access to as of Closing an amount of cash on hand necessary to consummate the transactions contemplated by this Agreement and pay all Aggregate Merger Consideration hereunder.

5.3 Purchaser SEC Reports. A true and complete copy of each annual, quarterly and other report, registration statement, and definitive proxy statement filed by Purchaser with the SEC from January 1, 2025 through the date of this Agreement (the “Purchaser SEC Reports”) is available on the website maintained by the SEC at http://www.sec.gov. As of their respective filing dates, the Purchaser SEC Reports complied as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such Purchaser SEC Reports, except to the extent updated, amended, restated or corrected on or prior to the date of this Agreement by a subsequently filed Purchaser SEC Report, and none of the Purchaser SEC Reports, as of their respective filing dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent updated, amended, restated, or corrected on or prior to the date of this Agreement by a subsequently filed Purchaser SEC Report.

5.4 Litigation. Neither Purchaser nor Merger Sub is a party (including by reason of any crossclaim or counterclaim) to any material Proceeding not included in the Purchaser SEC Reports, nor to the knowledge of Purchaser, is anyone asserting or threatening to make Purchaser or Merger Sub a party to any such Proceeding, that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

5.5 Brokerage. There are and will be no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement to which Purchaser or Merger Sub is a party or subject to.

5.6 No Other Representations. Except for the representations and warranties made by Purchaser and Merger Sub in this ARTICLE V, none of Purchaser, Merger Sub or any other Person makes any representation or warranty with respect to the Purchaser Common Stock, Purchaser or Merger Sub, and each of Purchaser and Merger Sub disclaims any other representations or warranties, whether made by them, any of their Affiliates or any of their respective officers, directors, direct or indirect equity holders, managers, employees, agents or other Representatives.

ARTICLE VI

AGREEMENTS RELATING TO PURCHASER COMMON STOCK

6.1 Private Placement. The Purchaser Common Stock issued pursuant to the terms of this Agreement shall be issued in a transaction exempt from registration under the Securities Act (and/or Rule 506 of Regulation D promulgated under the Securities Act) and therefore may not be re-offered or resold other than in conformity with the registration requirements of the Securities Act and such other applicable rules and regulations or pursuant to an exemption therefrom. The Company agrees to fully cooperate with Purchaser in its efforts to ensure that such shares of Purchaser Common Stock may be issued pursuant to such exemptions and further agrees that any recipient of the Purchaser Common Stock shall be an “accredited investor” as such term is defined in Regulation D.

6.2 Restrictions on Transfer. The Purchaser Common Stock issued pursuant to this Agreement shall be subject to any restrictions on Transfer set forth in this ARTICLE VI and Purchaser’s Organizational Documents. The shares of Purchaser Common Stock constitute “restricted securities” within the meaning of Rule 144 promulgated under the Securities Act (“Rule 144”), and may not be offered, sold, pledged, assigned or otherwise transferred unless (i) a registration statement with respect thereto is effective under the Securities Act and any applicable securities laws or (ii) an exemption from such registration exists and Purchaser receives an opinion of counsel to the holder of such securities, which counsel and opinion are reasonably satisfactory to Purchaser, that such securities may be offered, sold, pledged, assigned or otherwise transferred in the manner contemplated without an effective registration statement under the Securities Act or applicable state securities laws. Each Participating Securityholder who receives a share of Purchaser Common Stock and every transferee or assignee of any shares of Purchaser Common Stock from any Participating Securityholder shall be bound by and subject to the terms and conditions of this ARTICLE VI, and Purchaser may require, as a condition precedent to the offer, sale, pledge or assignment of any shares of Purchaser Common Stock, that any transferee or assignee must enter into an agreement with Purchaser, whereby such transferee or assignee agrees in writing to be bound by, and subject to, all the terms and conditions of this ARTICLE VI. To ensure compliance with the restrictions imposed by this Agreement, Purchaser may issue appropriate “stop-transfer” instructions to its transfer agent. Purchaser shall not be required (a) to transfer on its books any shares of Purchaser Common Stock that have been offered, sold, pledged or otherwise transferred in violation of any of the provisions of this Agreement or (b) to treat as owner of such Purchaser Common Stock, or to accord the right to vote or pay dividends, to any transferee or assignee to whom such shares have been purportedly so transferred.

6.3 Legends. Each certificate or book-entry notation representing any shares of Purchaser Common Stock issued hereunder shall bear the following legend (in addition to any other legends required by Law, Purchaser’s Organizational Documents or any other agreement to which any such Participating Securityholder is a party):

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

6.4 Rule 144 Reporting; Legend Removal.

(a) With a view to making available the benefits of certain rules and regulations of the SEC that may permit the sale of shares of Purchaser Common Stock to the public without registration, Purchaser agrees to use its commercially reasonable efforts to: (1) make and keep adequate current public information with respect to Purchaser available in accordance with Rule 144; (2) file with the SEC in a timely manner all reports and other documents required of Purchaser under the Securities Act and the Exchange Act; and (3) so long as any Participating Securityholder owns any shares of Purchaser Common Stock that constitute Aggregate Merger Consideration, furnish to such Participating Securityholder forthwith upon written request (i) a written statement by Purchaser as to its compliance with the reporting requirements of Rule 144 of the Securities Act and the Exchange Act, and (ii) a copy of the most recent annual or quarterly report of Purchaser, and such other reports and documents so filed as such Participating Securityholder may reasonably request in availing itself of any rule or regulation of the SEC allowing such Participating Securityholder to sell any such securities without registration; provided, however, that Purchaser shall not be required to provide a copy of any material, report or document described in this Section 6.4(a)(3)(ii) that is filed with the SEC and available through EDGAR.

(b) Subject to compliance with Rule 144 and other applicable securities Laws, Purchaser shall instruct its transfer agent to remove the restrictive legend set forth in Section 6.3 from the shares of Purchaser Common Stock issued pursuant to this Agreement at any time following the date that is six (6) months following the Closing Date (with respect to Closing Payment Purchaser Stock) or at any time following the date that is six (6) months following the date of issuance of any shares of Purchaser Common Stock as an Additional Payment pursuant to Section 2.5; provided that, to the extent required, the Purchaser receives an opinion of counsel in accordance with Section 6.2(ii) herein.

ARTICLE VII
Survival; Indemnification

7.1 Survival.

(a) The representations and warranties of the Company, Purchaser and Merger Sub contained in this Agreement shall survive the Closing until 11:59 p.m. Eastern time on the date that is twenty-four (24) months following the Closing Date (the “General Survival Date”), except for the Company Fundamental Representations which shall survive for the applicable statute of limitations. Subject to the other provisions in this Section 7.1, all covenants, indemnities and agreements of the Parties contained in this Agreement shall survive the Closing until the General Survival Date unless otherwise explicitly specified therein.

(b) Any representation or warranty in respect of which indemnity may be sought under this ARTICLE VII, and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to Section 7.1(a) if written notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time, and in any such case such representation or warranty shall survive until any claim for indemnity related to such inaccuracy or breach is resolved.

(c) The representations and warranties contained in this Agreement shall survive for the periods set forth in this Section 7.1 and the right to indemnification or other remedy shall in no event be affected by any investigation, inquiry or examination made for or on behalf of any Party or the knowledge of any Party’s Representatives.

7.2 General Indemnification.

(a) Indemnification Obligations of the Indemnifying Securityholders. From and after the Closing, subject to the provisions of this Article VII and Section 8.3, the Preferred Stockholders, the SAFE Holders and the Covered Participants (collectively, the “Indemnifying Securityholders”) shall, severally in accordance with their respective Pro Rata Percentages, and not jointly, indemnify Purchaser and its Affiliates (including the Surviving Corporation following the Closing), equityholders, partners, Representatives, successors and permitted assigns (collectively, the “Purchaser Indemnified Parties”) and hold each of them harmless against any Losses incurred by a Purchaser Indemnified Party to the extent such Losses arise out of or result from:

(i) any inaccuracy in or breach of the representations and warranties of the Company set forth in this Agreement;

(ii) any breach of, or failure to perform or comply with, any of the covenants of or agreements made by the Company in this Agreement;

(iii) any inaccuracies or errors in, or omissions from, the Allocation Schedule (excluding calculation of the Closing Reference Price and the Additional Payment Reference Price); and

(iv) the exercise by any Stockholder of appraisal rights or dissenters’ rights under Law, including any Excess Dissenting Share Payments, and any costs and expenses incurred in connection with defending against and resolving any claim with respect to the Dissenting Shares.

Notwithstanding the foregoing, Indemnifying Securityholders shall have no obligation to indemnify any Purchaser Indemnified Party to the extent such Losses arise from the Fraud, gross negligence, or willful misconduct of such Purchaser Indemnified Party.

(b) Indemnification Obligations of Purchaser. From and after the Closing, subject to the provisions of this Article VII and Section 8.3, Purchaser shall indemnify each of the Participating Securityholders and their respective Affiliates and Representatives (collectively, the “Seller Indemnified Parties” and together with the Purchaser Indemnified Parties, each an “Indemnified Party” and collectively the “Indemnified Parties”) and hold each of them harmless against any Losses incurred by a Seller Indemnified Party to the extent such Losses arise out of or result from:

(i) any inaccuracy in or breach of the representations and warranties of Purchaser or Merger Sub set forth in this Agreement; and

(ii) any breach of, or failure to perform or comply with, any of the covenants of or agreements made by Purchaser or Merger Sub in this Agreement.

Notwithstanding the foregoing, Purchaser shall have no obligation to indemnify any Seller Indemnified Party to the extent such Losses (x) arise from the Fraud, gross negligence, or willful misconduct of such Seller Indemnified Party or (y) are not actually incurred by such Person in its capacity as a Seller Indemnified Party and that do not constitute direct, out-of-pocket Losses of such Person.

7.3 Limitations on Indemnification.

(a) Except in the case of claims of Fraud or any Losses arising out of or resulting from a breach of or inaccuracy in any Company Fundamental Representations, the maximum amount of Losses that Purchaser Indemnified Parties will be entitled to recover pursuant to Section 7.2(a)(i) shall not exceed a value equal to $625,000 (the “General Cap”).

(b) The maximum amount of Losses that Purchaser Indemnified Parties will be entitled to recover pursuant to this ARTICLE VII (including Section 7.2(a)(i), but excluding any Losses arising out of or resulting from a breach of or inaccuracy in any Company Fundamental Representations) in the aggregate shall not exceed a value equal to $1,250,000 (the “Maximum Liability Cap”) (and the maximum liability of an Indemnifying Securityholder with respect to Losses recoverable pursuant to this ARTICLE VII shall be such Indemnifying Securityholder’s Pro Rata Percentage of the Maximum Liability Cap as set forth on the Allocation Schedule), other than with respect to any Fraud committed by any Indemnifying Securityholder or any Losses arising out of or resulting from a breach of or inaccuracy in any Company Fundamental Representations.

(c) The maximum amount of Losses that Purchaser Indemnified Parties will be entitled to recover pursuant to this ARTICLE VII in the aggregate for any Losses arising out of or resulting from a breach of or inaccuracy in any Company Fundamental Representations shall not exceed a value equal to $2,500,000 (the “Fundamental Liability Cap”) (and the maximum liability of an Indemnifying Securityholder with respect to such Losses shall be such Indemnifying Securityholder’s Pro Rata Percentage of the Fundamental Liability Cap as set forth on the Allocation Schedule), other than with respect to any Fraud committed by any Indemnifying Securityholder.

(d) The maximum amount of Losses that Seller Indemnified Parties will be entitled to recover pursuant to this ARTICLE VII (including Section 7.2(b)(i)) in the aggregate shall not exceed the value of the aggregate number of shares of Purchaser Common Stock issued pursuant to this Agreement, valued at the Closing Reference Price (as relating to shares of Purchaser Common Stock issued in respect of the Closing Payment Purchaser Stock) or the Additional Payment Reference Price (as relating to shares of Purchaser Common Stock issued in respect of any Additional Payment), as applicable, other than with respect to any Fraud committed by Purchaser.

(e) No claim for indemnification may be made pursuant to Section 7.2(a)(i) or Section 7.2(b)(i) unless and until the aggregate amount of Losses of the Indemnified Parties that may be claimed thereunder exceeds a value equal to $45,000 (the “Deductible”), whereupon the applicable Indemnified Party shall be entitled to receive amounts for only those Losses in excess of the Deductible (subject to the limitations set forth herein).

(f) Except in the case of claims of Fraud, an offset of any Additional Payments to be paid pursuant to Section 2.5 shall constitute the sole and exclusive remedy of the Purchaser Indemnified Parties’ with respect to any claims for indemnification pursuant to this ARTICLE VII.

(g) The Parties acknowledge the common law duty to mitigate Losses.

(h) An Indemnified Party entitled to indemnification pursuant to this ARTICLE VII with respect to any claim or group of related claims shall only be entitled to recover once for such claim or group of related claims.

(i) Notwithstanding anything in this Agreement to the contrary, no Indemnifying Securityholder shall be obligated to indemnify for Losses under this ARTICLE VII to the extent that such Losses were accrued for or counted as a liability in the calculation of the Closing Adjustment Amount.

7.4 Manner of Calculation. Notwithstanding anything in this Agreement to the contrary, for purposes of calculating or determining the amount of Losses incurred under this ARTICLE VII, there shall be deducted from any Losses an amount equal to the amount of any proceeds actually received by the Indemnified Party(ies) (or any of their respective Affiliates) from any third-party insurer for such Losses (after giving effect to any deductible or retention or increase in premium associated therewith to the extent paid or payable and net of any costs, Taxes and expenses of recovery or collection thereof) or pursuant to any third-party contractual indemnification or contribution provisions.

7.5 Exclusive Remedy. From and after the Closing, the remedies provided by this ARTICLE VII, subject to the limitations set forth herein, shall be the sole and exclusive remedies of Indemnified Parties for the recovery of Losses arising out of the representations and warranties set forth in this Agreement and the indemnities set forth in Section 7.2(a) and 7.2(b); provided that nothing herein is intended to waive or otherwise limit (a) any claims for Fraud against the Person who committed such Fraud or (b) a Party’s right to seek or obtain equitable remedies pursuant to Section 10.18.

7.6 Third Party Claims. If a Proceeding is initiated by any Third Party (a “Third Party Claim”) against any Person entitled to seek indemnification under this ARTICLE VII (an “Indemnified Party”), and if such Indemnified Party intends to seek indemnification with respect thereto under this ARTICLE VII, such Indemnified Party shall promptly after receipt of written notice of such Proceeding, provide written notice of such Proceeding to the party or parties from whom the Indemnified Party intends to seek indemnification from (the “Responsible Party”) (for the avoidance of doubt, notice to the Indemnifying Securityholders of a claim pursuant to Section 7.2(a) may be provided only to the Stockholder Representative and the Stockholder Representative shall act for the Indemnifying Securityholders under this Section 7.6), which notice shall describe such Proceeding in reasonable detail and the estimated amount thereof (to the extent reasonably practicable) and the basis upon which the Indemnified Party intends to seek indemnification; provided, that the failure to so notify a Responsible Party shall not relieve such Responsible Party of its obligations hereunder unless and to the extent the Responsible Party shall be actually and materially prejudiced by such failure to so notify. A Responsible Party shall be entitled to participate in the defense of such Proceeding giving rise to an Indemnified Party’s claim for indemnification at such Responsible Party’s expense, and at its option (subject to the limitations set forth below) shall be entitled to assume the defense thereof by appointing a reputable counsel reasonably acceptable to the Indemnified Party to be the lead counsel in connection with such defense within thirty (30) days of the Responsible Party’s receipt of notice of the Proceeding; provided, that prior to the Responsible Party assuming control of such defense, it shall (a) demonstrate to the Indemnified Party in writing such Responsible Party’s financial ability to provide full indemnification to the Indemnified Party with respect to such Proceeding (including the ability to post any bond required by the court or adjudicative body before which such Proceeding is taking place), and (b) agree in writing to be fully responsible for all Losses relating to such Proceeding; provided, further, that:

(a) the Indemnified Party shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose at its own expense;

(b) the Responsible Party shall not be entitled to assume control of such defense if (i) the claim for indemnification relates to or arises in connection with any criminal or quasi-criminal proceeding, action, indictment, allegation or investigation, (ii) the Indemnified Party reasonably believes an adverse determination with respect to the Proceeding giving rise to such claim for indemnification would be materially detrimental to or materially injure the Indemnified Party’s reputation or future business prospects, (iii) such claim seeks an injunction or equitable relief against the Indemnified Party, (iv) a conflict of interest exists between the Responsible Party and the Indemnified Party, (v) subject to Section 8.3(c), the claim for indemnification is with respect to Taxes, (vi) the Responsible Party failed or is failing to prosecute or defend such claim in a commercially reasonable manner, (vii) the Indemnified Party reasonably believes that the Responsible Party lacks the financial recourses to satisfy any Losses relating to the claim, (viii) the Indemnified Party reasonably believes that the Loss relating to the claim could exceed the maximum amount that such Indemnified Party could then be entitled to recover under the applicable provisions of Section 7.2 or (ix) such claim involves a current or former customer, supplier, employee or contractor of Purchaser, the Company or any of their Affiliates; and

(c) if the Responsible Party shall control the defense of any such claim, the Responsible Party shall obtain the prior written consent of the Indemnified Party before entering into any settlement of a Proceeding or ceasing to defend such Proceeding if, pursuant to, or as a result of, such settlement or cessation, injunctive or other equitable relief will be imposed against the Indemnified Party or if such settlement does not expressly and unconditionally release the Indemnified Party from all Liabilities and obligations with respect to the claim that gave rise to the Proceeding.

7.7 Claims Resolution Process.

(a) If a Purchaser Indemnified Party has a claim for indemnification hereunder, such Purchaser Indemnified Party shall deliver written notice to the Stockholder Representative (a “Notice of Claim”) in accordance with Section 10.12, (i) stating that such Purchaser Indemnified Party may be entitled to indemnification or other payment pursuant to this Agreement (an “Indemnification Obligation”), (ii) stating the aggregate amount (the “Claim Amount”) of such Indemnification Obligation (or, in the case of an unliquidated Indemnification Obligation, a good faith estimate thereof), and (iii) describing in reasonable detail, to the extent practicable, the facts giving rise to such Indemnification Obligation and the basis upon which such Purchaser Indemnified Party intends to seek indemnification hereunder. Any Notice of Claim may be supplemented at any time. A Notice of Claim shall be delivered promptly, but in any event no later than thirty (30) days after Purchaser Indemnified Party becomes aware of such Indemnification Obligation; provided, that the failure to deliver shall not relieve a Responsible Party of its obligations hereunder unless and to the extent the Responsible Party shall be actually and materially prejudiced by such failure to notify.

(b) If the Stockholder Representative objects to the Indemnification Obligation or any portion of the Claim Amount specified in such Notice of Claim, the Stockholder Representative shall, within ten (10) Business Days after receipt of such Notice of Claim, deliver to Purchaser a written certificate (a “Reply Certificate”), (i) noting, in reasonable detail, its objection to such Indemnification Obligation or the amount or method of determination to the Indemnification Obligation or Claim Amount and (ii) specifying in reasonable detail, to the extent practicable, the basis for such disagreement. Within thirty (30) days of the delivery of the Reply Certificate, Purchaser and the Stockholder Representative shall negotiate in good faith to attempt to reach a written resolution of any objections raised in a Reply Certificate. In the event that the controversy is not resolved within such thirty (30)-day period, Purchaser and the Stockholder Representative may thereupon proceed to pursue any and all available remedies at law in accordance with Section 10.11.

(c) If the Stockholder Representative does not deliver a Reply Certificate to Purchaser in the timeframe prescribed in Section 7.7(b) with respect to any Notice of Claim, then the Stockholder Representative shall be deemed to have acknowledged and authorized Purchaser Indemnified Party’s right to receive the Claim Amount specified in the applicable Notice of Claim (such deemed acceptance shall be termed a “Authorized Loss” hereunder). If in a Reply Certificate delivered by the Stockholder Representative in the time frame prescribed in Section 7.7(b) with respect to any Notice of Claim, the Stockholder Representative accepts the Claim Amount specified in the applicable Notice of Claim, or the Stockholder Representative objects to only a portion of the Claim Amount specified in the applicable Notice of Claim, then the amount of such Claim Amount accepted or not objected to shall be deemed an Authorized Loss.

(d) If Purchaser receives a Reply Certificate pursuant to Section 7.7(b), the portion of the Claim Amount contested in such Reply Certificate shall not constitute an Authorized Loss until either (i) the written agreement of Purchaser and the Stockholder Representative or (ii) a final, non-appealable award of a court of competent jurisdiction.

7.8 Satisfaction of Authorized Loss. Following the final determination of any Authorized Loss in accordance with Section 7.7, the Purchaser Indemnified Parties shall be entitled to offset such Authorized Loss from the Additional Payments that would otherwise be payble pursuant to Section 2.5.

7.9 Adjustment Treatment. All indemnification payments made pursuant to this ARTICLE VII shall be treated as adjustments to the Aggregate Merger Consideration, unless otherwise required under applicable Law.

ARTICLE VIII
Covenants

8.1 Tail Policy; D&O Indemnification. Prior to the Closing, the Company shall purchase, at Company’s expense, an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance (the “Tail Policy”) in effect on the date of this Agreement (the “Current Policy”). The Tail Policy purchased by the Company shall provide the D&O Indemnified Persons with coverage for six (6) years from and after the Closing Date with respect to acts or omissions occurring at or prior to the Closing Date and shall contain terms and coverage amounts at least as favorable as the terms and coverage amounts of the Current Policy. Purchaser agrees (and after the Effective Time shall not cause the Surviving Corporation to terminate) that any rights to indemnification and exculpation from liability for acts or omissions occurring on or prior to the Closing Date now existing in favor of the past and present directors and officers of the Company and its Subsidiaries (collectively, the “D&O Indemnified Parties”), as provided in the Company’s Organizational Documents, under any individual indemnification agreement or under applicable Law, in each case in effect immediately prior to the Effective Time, shall survive the Effective Time and shall continue in full force and effect in accordance with their respective terms, which provisions shall not be amended, repealed or otherwise modified during such period in any manner that would affect adversely the rights thereunder of the D&O Indemnified Parties, unless such modification shall be required by Law. The Company shall maintain (and after the Effective Time, Purchaser shall not cause the Surviving Corporation to terminate) the Tail Policy in full force and effect in accordance with its terms following the Closing, unless such termination shall be required by Law. Notwithstanding Section 10.9, the provisions of this Section 8.1 are intended to be for the benefit of, and will be enforceable by, each D&O Indemnified Party, together with his or her heirs and representatives and are in addition to, and not in substitution of, any other right that any such Person may have by Contract or otherwise.

8.2 Public Announcements. The initial announcement or notice to Third Parties or to the public concerning the transactions contemplated in the Transaction Documents shall be jointly planned and coordinated between the Stockholder Representative and Purchaser. No press release or other public announcement (including any release of information to any financial or other media or any independent mergers and acquisitions database) related to the Transaction Documents or the transactions contemplated thereby shall be issued or made by the Stockholder Representative or the Participating Securityholders (nor will the Stockholder Representative or the Participating Securityholders permit any of their advisors to do any thereof) (a) prior to the initial announcement and (b) without the prior approval of Purchaser, unless, in the reasonable opinion of counsel, such communication is required by applicable Law, in which case Purchaser shall be afforded a reasonable opportunity to review and comment on such press release, announcement or communication prior to its issuance, distribution or publication. The Company and the Stockholder Representative hereby (x) consent to and authorize the publication and disclosure by Purchaser (including in any publicly filed documents relating to the Merger or any transaction contemplated by the Merger Agreement) of the Company’s identity and the Stockholder Representative’s identity in any publicly filed documents, including those filed with the SEC; and (y) agree as promptly as practicable to notify Purchaser of any required corrections with respect to any written information supplied by the Company or the Stockholder Representative specifically for use in any such publicly filed document.

8.3 Certain Tax Matters.

(a) Responsibility for Filing Tax Returns.

(i) Purchaser will prepare and file or cause to be prepared and filed all Tax Returns for the Company for all Pre-Closing Tax Periods that are filed after the Closing Date (the “Purchaser Prepared Returns”). All such Tax Returns shall be prepared in a manner consistent with the past practices of the Company, except as otherwise required by applicable Law. Purchaser shall provide the Stockholder Representative with completed drafts of each such Purchaser Prepared Return (A) that is an income Tax Return at least thirty (30) days prior to the due date for filing thereof and (B) in the case of any other material Tax Return that shows an amount that the Equityholders are responsible for pursuant to the terms of this Agreement as soon as reasonably practicable prior to the due date of such Tax Return (taking into account applicable extensions), and Purchaser shall consider in good faith such revisions as are reasonably requested by the Stockholder Representative prior to filing such Purchaser Prepared Returns. The Stockholder Representative, on behalf of the Equityholders, shall pay to Purchaser those Taxes shown on any Purchaser Prepared Return (and with respect to any Purchaser Prepared Return for any Straddle Period allocated to the Equityholders in a manner consistent with Section 8.3(b)) no later than five (5) Business Days before Purchaser is required to file such Purchaser Prepared Returns with the applicable Tax Authority (taking into account any extensions timely filed by the Company), except to the extent the amount of any such Taxes was included in the calculation of Indebtedness, as finally determined.

(ii) The Parties shall, to the extent permitted or required under applicable Law, treat the Closing Date as the last day of the taxable period of the Company for all Tax purposes, and Purchaser shall cause the Company to join Purchaser’s “consolidated group” (as defined in Treasury Regulations Section 1.1502-1(h) and more thoroughly set forth in Treasury Regulations Section 1.1502-76 or similar provisions of U.S. state, local or non-U.S. Law) effective on the date after the Closing Date.

(b) Allocation of Liability for Taxes. In the case of any Taxes that are attributable to a Straddle Period, the amount of Taxes of the Company attributable to the Pre-Closing Tax Period shall be determined as follows:

(i) in the case of any Taxes of the Company based upon or related to income, receipts or payroll (including withholding), the portion attributable to the Pre-Closing Tax Period shall be determined on the basis of an interim closing of the books of the Company as of the Closing Date, and the determination of the hypothetical Tax for such Pre-Closing Tax Period shall be determined on the basis of such interim closing of the books (and for such purpose, the taxable period of any partnership, controlled foreign corporation, or other pass-through entity in which the Company holds a beneficial interest (if any) shall be deemed to terminate at such time); and

(ii) in the case of any other Taxes of the Company, the portion attributable to the Pre-Closing Tax Period shall be the amount of such Taxes for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Tax Period and the denominator of which is the number of days in the entire taxable period.

(c) Tax Proceedings.

(i) Notice. Purchaser shall promptly notify the Stockholder Representative in writing upon Purchaser’s or the Company’s receipt, of notice from any Tax Authority of the commencement of any Tax Proceeding relating to any Tax period ending on or prior to the Closing Date. Any failure to so notify the Stockholder Representative of any Tax Proceeding shall not relieve the Equityholders of any liability with respect to such Tax Proceeding, except to the extent that such failure shall have materially prejudiced the defense of such Tax Proceeding.

(ii) Control.

(A) The Stockholder Representative shall have control over the conduct of any Tax Proceedings with respect to income Taxes of the Company for any taxable period ending on or prior to the Closing Date; provided, that (1) the Stockholder Representative shall keep Purchaser reasonably informed of all material developments with respect to any such Tax Proceeding on a timely basis, shall provide to Purchaser copies of any and all correspondence received from the Tax Authority related to such Tax Proceeding and shall provide Purchaser with the opportunity, at Purchaser’s cost, to attend conferences, hearings and other meetings with or involving the Tax Authority and to review and provide comments with respect to written responses provided to the Tax Authority with respect to such Tax Proceeding and (2) the Stockholder Representative shall not compromise, settle or otherwise resolve any such Tax Proceeding without Purchaser’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

(B) Purchaser shall have control over the conduct of all other Tax Proceedings (including Tax Proceedings for any Pre-Closing Tax Period that the Stockholder Representative declines to control under Section 8.3(c)(ii)(A) and including, for the avoidance of doubt, any Straddle Period); provided, that (1) the Stockholder Representative shall have the right, at the Equityholders’ expense, to participate in any such Tax Proceeding and to employ counsel of the Stockholder Representative’s choice for purposes of such participation to the extent that any such Tax Proceeding could reasonably be expected to result in an indemnity payment by the Equityholders hereunder and (2) in the event that Purchaser proposes to compromise, settle or otherwise resolve any Tax Proceeding or agree to any Tax liability relating to the Company for any Pre-Closing Tax Period, the Stockholder Representative shall have the right to review such proposed compromise, settlement, resolution, consent or agreement. Without the prior written consent of the Stockholder Representative, which shall not be unreasonably withheld, conditioned or delayed, Purchaser shall not agree or consent to compromise, settle or otherwise resolve any issue or claim arising in any such Tax Proceeding or otherwise agree or consent to any Tax liability, to the extent that any such compromise, settlement, resolution, consent or agreement could reasonably be expected to result in an indemnity payment by the Equityholders hereunder.

(iii) To the extent that control or settlement rights with respect to a Tax Proceeding pursuant to this Section 8.3(c) may overlap with any other control or settlement right under Article VI, the provisions of this Section 8.3(c) shall govern such Tax Proceeding control or settlement right.

(d) Cooperation. Purchaser, the Stockholder Representative, the Equityholders, and the Company shall cooperate fully, as and to the extent reasonably requested by the other parties, in connection with the filing of Tax Returns pursuant to this Section 8.3 and any audit, litigation or other proceeding with respect to Taxes of the Company for any Pre-Closing Tax Period. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company shall retain all books and records with respect to Tax matters pertinent to the Company relating to any Pre-Closing Tax Periods and shall abide by all record retention agreements entered into with any Tax Authority, and shall give the Stockholder Representative reasonable written notice prior to transferring, destroying or discarding any such books and records prior to the expiration of the applicable statute of limitations for that taxable period, and if the Stockholder Representative so requests, Purchaser or the Company having possession of such records shall allow the Stockholder Representative to take possession of such books and records rather than destroying or discarding such books and records.

(e) Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”) shall be paid equally by the Equityholders and Purchaser when due, and the Stockholder Representative will, at the equal expense of the Equityholders and Purchaser, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable Law, the Equityholders will join in the execution of any such Tax Returns and other documentation.

(f) Post-Closing Actions. With respect to jurisdictions in which the Company has not previously filed Tax Returns or established a nexus on or prior to the Closing Date, Purchaser shall not, and shall not permit the Company to (i) file Tax Returns for the Company with respect to a Pre-Closing Tax Period in such jurisdiction; (ii) initiate discussions or examinations with any Tax authority regarding Taxes for the Company with respect to any Pre-Closing Tax Period in such jurisdiction; (iii) make any voluntary disclosures with respect to Taxes for a Pre-Closing Tax Period of the Company in such jurisdiction; (v) take any action that would cause the transactions contemplated by this Agreement to be treated in any way other than the Intended Tax Treatment, in each case if such action could reasonably be expected to give rise to or increase any Tax for which the Equityholders would be liable, in each case, without the prior written consent of Stockholder Representative (not to be unreasonably withheld, conditioned or delayed).

(g) Refunds. Any refunds (or credits for overpayment) of Taxes, including any interest received from a Tax authority, attributable to any Pre-Closing Tax Period of the Company and which are received by Purchaser or the Company on or prior to the third anniversary of the Closing Date shall be for the account of the Equityholders, net of any Taxes and any reasonable out-of-pocket costs of the Purchaser or the Company incurred in connection with obtaining such refund, in each case, except to the extent such Tax refunds or credits result from or are attributable to the carryback of any loss or credit arising in any period (or portion thereof) beginning after the Closing Date. No later than five Business Days following the Company’s receipt of any such refund (or credit for overpayment), Purchaser shall pay over to the Stockholder Representative for further distribution to the Equityholders the amount of any such refund (or the amount of any such credit), net of any Taxes and any reasonable out-of-pocket costs of the Purchaser or the Company incurred in connection with obtaining such refund, including any interest thereon. If Purchaser, the Company or their Affiliates are required to repay any such refund or credit and any interest thereon to the applicable Governmental Authority, the Stockholder Representative shall promptly pay the amount of such refund or credit (and any interest thereon and any costs and expenses incurred by Purchaser, the Company or their Affiliates in connection therewith) to Purchaser within ten (10) days of the receipt of notice from Purchaser. For purposes of this Agreement, a refund shall only be treated as received when the refund is received in cash, and a credit shall only be treated as received when such credit is used to reduce a Tax liability that otherwise would be due in cash without regard to the applicable credit.

(h) Transaction Expenses. For all applicable U.S. federal, state, and local income Tax purposes, the parties agree that all deductions relating to Selling Expenses shall, without duplication, be reported in a Pre-Closing Tax Period to the extent deductible in such period at a standard of “more likely than not” or higher, and shall be for the benefit of the Company.

8.4 Appointment of Stockholder Representative.

(a) Pursuant to the Consent Agreements, Thomas Kutzman is hereby appointed, authorized and empowered to act as a representative, for the benefit of the Indemnifying Securityholders, as the exclusive agent and attorney-in-fact to act on behalf of each of the Indemnifying Securityholders, in connection with and to facilitate the consummation of the transactions contemplated hereby, which shall include the power and authority:

(i) to execute and deliver such waivers and consents in connection with this Agreement and the Paying Agent Agreement and the consummation of the transactions contemplated hereby and thereby as the Stockholder Representative, in its sole discretion, may deem necessary or desirable;

(ii) to enforce and protect the rights and interests of the Indemnifying Securityholders arising out of or under or in any manner relating to this Agreement, and each other agreement, document, instrument or certificate referred to herein or therein or the transactions provided for herein or therein (including, the adjustment to the Aggregate Merger Consideration, if any, in connection with any and all claims for indemnification brought under ARTICLE VII hereof) and to take any and all actions which the Stockholder Representative reasonably believes are necessary or appropriate under this Agreement or the Paying Agent Agreement for and on behalf of the Indemnifying Securityholders; and

(iii) to make, execute, acknowledge, deliver and receive all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all actions that the Stockholder Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by this Agreement and all other agreements, documents or instruments referred to herein or therein or executed in connection herewith and therewith.

(b) Purchaser and the Company shall have the right to rely upon all actions taken or omitted to be taken by the Stockholder Representative pursuant to this Agreement or the Paying Agent Agreement, all of which actions or omissions shall be legally binding upon the Indemnifying Securityholders. The Stockholder Representative, solely in its capacity as Stockholder Representative and not in its capacity as an Indemnifying Securityholder, shall have no liability to Purchaser or the Company for any breach or default of this Agreement by any other Indemnifying Securityholder.

(c) The grant of authority provided for herein (i) is coupled with an interest and shall be irrevocable and survive the bankruptcy or liquidation of any of the Indemnifying Securityholders and (ii) shall survive the consummation of the transactions contemplated by this Agreement.

(d) All decisions and actions by the Stockholder Representative, including any agreement between the Stockholder Representative and any of Purchaser or the Company or any of their Affiliates relating to Indemnification Obligations of the Parties under this Agreement, including the defense or settlement of any claims and the making of payments with respect hereto, shall be binding upon all of the Indemnifying Securityholders. The Stockholder Representative shall incur no Liability to any Indemnifying Securityholder with respect to any action taken or suffered by the Stockholder Representative in reliance upon any notice, direction, instruction, consent, statement or other documents believed by him to be genuinely and duly authorized, nor for any other action or inaction with respect to the Indemnification Obligations of the Parties consistent with the terms of this Agreement, including the defense or settlement of any claims and the making of payments with respect thereto, except to the extent resulting from the Stockholder Representative’s own willful misconduct or gross negligence. The Stockholder Representative may, in all questions arising under this Agreement and the Exhibits, rely on the advice of counsel, and for anything done, omitted or suffered in good faith by the Stockholder Representative in accordance with this Agreement, the Stockholder Representative shall not be liable to any Indemnifying Securityholder.

(e) Each Indemnifying Securityholder acknowledges and agrees that the decision of such Indemnifying Securityholder to surrender the Company Capital Stock or SAFE as relevant, pursuant to the Transaction Documents has been made by such Indemnifying Securityholder independently of any other Indemnifying Securityholder and independently of any information, materials, statements or opinions as to the terms and conditions of this Agreement that may have been made or given by the Stockholder Representative, any other Indemnifying Securityholder or by any agent, employee or other representative of the Stockholder Representative or any other Indemnifying Securityholder, and neither the Stockholder Representative nor any other Indemnifying Securityholder or any of their respective agents, employees or other representatives shall have any liability to any other Indemnifying Securityholder (or any Person) relating to or arising from any such information, materials, statements or opinions.

(f) Each Indemnifying Securityholder acknowledges and agrees that the Stockholder Representative may incur reasonable costs and expenses (including reasonable fees and expenses of counsel, accountants and other advisors) on behalf of all Indemnifying Securityholders that arise out of or are in connection with the performance of the Stockholder Representative’s duties hereunder (“Stockholder Representative Expenses”). For the avoidance of doubt, all fees, expenses and other payment obligations of the Stockholder Representative incurred in the performance of its duties shall be deemed to constitute Stockholder Representative Expenses; provided, that, such expenses shall not include resolving Losses that arise out of claims that are personal in nature to a specific Indemnifying Securityholder. The Indemnifying Securityholders acknowledge that the Stockholder Representative shall not be required to expend or risk his own funds or otherwise incur any financial liability in the exercise or performance of any of the Stockholder Representative’s powers, rights, duties or privileges pursuant to this Agreement or the Paying Agent Agreement. Furthermore, the Stockholder Representative shall not be required to take any action unless the Stockholder Representative has been provided with funds, security or indemnities which, in his determination, are sufficient to protect the Stockholder Representative against the costs, expenses and liabilities which may be incurred by the Stockholder Representative in performing such actions.

(g) The Stockholder Representative shall act or omit to act in accordance with the requirements of this Agreement and in the best interests of the Indemnifying Securityholders using its reasonable business judgment.

(h) The Stockholder Representative shall provide each Indemnifying Securityholder with such cooperation and information as such Indemnifying Securityholder reasonably may request in connection with any obligations or liabilities for which the Stockholder Representative incurs fees or expenses. Such cooperation and information shall include providing copies of relevant documents, pleadings, correspondence with Purchaser, agreements or other records or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by Governmental Authorities and full access to legal counsel and other advisors assisting the Stockholder Representative from time to time.

(i) The Stockholder Representative may resign at any time and may be removed for any reason or no reason by the vote or written consent of the Indemnifying Securityholders holding a simple majority of the Pro Rata Percentages; provided, however, in no event shall the Stockholder Representative be removed without the Indemnifying Securityholders having first appointed a new Stockholder Representative who shall assume such duties immediately upon the removal of the Stockholder Representative. In the event of the resignation of the Stockholder Representative, the Indemnifying Securityholders shall promptly appoint a new Stockholder Representative. Notice of such vote or a copy of the written consent appointing such new Stockholder Representative shall be sent to Purchaser, such appointment to be effective upon the later of the date indicated in such consent or the date such notice is received by Purchaser; provided, that until such notice is received, Purchaser shall be entitled to rely on the decisions and actions of the prior Stockholder Representative.

8.5 Employee Benefit Arrangements.

(a) Purchaser shall, and shall cause the Surviving Corporation to, cause service rendered by Employees to the Company prior to the Effective Time to be taken into account for all purposes under all employee benefit plans of Purchaser and the Surviving Corporation and its Subsidiaries, to the same extent as such service was taken into account under the corresponding Company Employee Plan immediately prior to the Effective Time for those purposes; provided, that the foregoing will not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service. Without limiting the generality of the foregoing, Purchaser shall not, and shall cause the Surviving Corporation not to, subject Employees to any eligibility requirements, waiting periods, actively-at-work requirements, evidence of insurability requirements or pre-existing condition limitations under any employee benefit plan of Purchaser, the Surviving Corporation or any of its Subsidiaries for any condition for which they would have been entitled to coverage under the corresponding Company Employee Plan in which they participated prior to the Effective Time. Purchaser shall, and shall cause the Surviving Corporation and its Subsidiaries to, give such Employees credit under such employee benefit plans for any eligible expenses incurred by such Employees and their covered dependents under a Company Employee Plan during the portion of the year in which the Effective Time occurs for purposes of satisfying all co-payment, co-insurance, deductibles, maximum out-of-pocket requirements, and other out-of-pocket expenses applicable to such Employees and their covered dependents in respect of the plan year in which the Effective Time occurs to the same extent as if such credit was given under the corresponding Company Employee Plan immediately prior to the Effective Time.

(b) The provisions contained in this Section 8.5 are for the sole benefit of the Parties to this Agreement and nothing set forth in this Section 8.5 will (i) confer any rights or remedies, including any third-party beneficiary rights, upon any employee or former employee of the Company, any Employee or upon any other Person other than the Parties hereto and their respective successors and assigns, or shall interfere with or restrict in any way the rights of Purchaser, which rights are hereby expressly reserved, to discharge or terminate the services of any Employee at any time for any reason whatsoever, with or without cause; (ii) be construed to establish, amend, or modify any Company Employee Plan or any other benefit plan, program, agreement or arrangement or (iii) subject to compliance with the other provisions of this Section 8.5, alter or limit Purchaser’s or the Company’s or any of their Subsidiaries’ ability to amend, modify or terminate any specific benefit plan, program, agreement or arrangement at any time.

8.6 Assistance with Purchaser SEC Filings.

(a) From and after the date hereof and until the completion of all applicable public disclosures and filings required under the Securities Act or the Exchange Act, in connection with, or as a result of, the transactions contemplated by this Agreement (including any current reports on Form 8-K, or other filings), the Company shall, and shall cause its Subsidiaries and Representatives to, reasonably cooperate with Purchaser and its Representatives in the preparation of all of Purchaser’s filings with the SEC, submissions to Nasdaq and all other public and disclosure requirements of Purchaser under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act.

(b) Such cooperation shall include (a) furnishing Purchaser with all information concerning the Company and its Subsidiaries that is required or reasonably requested for inclusion in any such filing or submission, (b) providing access to the Company’s financial statements and other relevant records and personnel, including its auditors, as needed in connection with any such filing or submission, and (c) assisting with the preparation of any required historical financial statements or pro forma financial information, including obtaining consents from the Company’s independent accountants, if applicable.

(c) The Company shall ensure that all information provided pursuant to this Section 8.6 is, to the Knowledge of the Company and its Representatives, including the Stockholder Representative, accurate and complete in all material respects and does not contain any untrue statement of a material fact or omit to state any material fact required to make such information not misleading in light of the circumstances under which such information is provided.

ARTICLE IX
Definitions

For the purposes of this Agreement, the following terms have the meanings set forth below:

“Accrued Taxes” means an amount (not less than zero) of the aggregate accrued but unpaid Taxes imposed on or with respect to the Company for any Pre-Closing Tax Period, due and determined (i) with respect to any Straddle Period, in accordance with Section 7.5(b), (ii) without regard to any refunds, overpayments, or other current Tax assets, but taking into account any available net operating loss carryforwards, estimated (or other prepaid) Tax payments to the extent such payments actually decrease Taxes otherwise due and payable by the Company for the applicable taxable period, (iii) as of the end of the Closing Date, but ignoring any Tax payments made on the Closing Date prior to the Reference Time, and by taking into account the transactions contemplated by this Agreement, and (iv) based upon the past practices (including reporting positions, elections and accounting methods) of the Company in preparing its Tax Returns (unless otherwise required pursuant to applicable Law or this Agreement).

“Additional Payment Reference Price” means, with respect to each Additional Payment which is paid in shares of Purchaser Common Stock, the VWAP of shares of Purchaser Common Stock for the ten (10) consecutive Trading Day period ending on and including the date on which such Additional Payment is due, as adjusted to appropriately reflect any stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change with respect to Purchaser Common Stock occurring after the calculation thereof.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, Contract or otherwise.

“Affiliated Group” means a group of Persons that elects, is required to, or otherwise files a Tax Return or pays a Tax as an affiliated group, consolidated group, combined group, unitary group, or other group defined by the Code and recognized by applicable Tax Law.

“Aggregate Additional Payments” means $2,500,000, in the form of cash or shares of Purchaser Common Stock, at the discretion of Purchaser.

“Aggregate Merger Consideration” means (a) the Base Cash Consideration plus (b) shares of Purchaser Common Stock (rounded to the nearest whole share) with an aggregate value (based on the Closing Reference Price) of One Million Two Hundred Fifty Thousand Dollars ($1,250,000) (the “Closing Payment Purchaser Stock”) plus (C) the Aggregate Additional Payments.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Assets” has the meaning set forth in Section 4.7.

“Authorized Loss” shall mean an amount of Losses determined to be indemnifiable by the Indemnifying Securityholders in accordance with Sections 7.7(c) or 7.7(d).

“Base Cash Consideration” means an amount in cash equal to (a) the Purchaser Cash Consideration plus (b) the Closing Adjustment Amount.

“Benefit Arrangement” has the meaning set forth in Section 4.10(b).

“Business Day” means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in Palo Alto, California.

“Cap” has the meaning set forth in Section 7.3(a).

“Cap Amount” has the meaning set forth in Section 2.8.

“Cash and Cash Equivalents” means the cash and cash equivalents of the Company and its Subsidiaries as of the Reference Time, including uncleared wires, checks and drafts received or deposited for the account of the Company and net of any uncleared wires, checks and drafts issued by the Company, and further net of any outstanding cash or bank account overdrafts and all “cut” but uncashed checks or uncleared outbound wires issued by the Company that are outstanding as of the Closing Date.

“Claim Amount” has the meaning set forth in Section 7.7(a).

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1(a).

“Closing Adjustment Amount” means an amount, which may be negative, equal to (a) the amount of Cash and Cash Equivalents, minus (b) the amount of Closing Indebtedness, minus (c) the amount of Unpaid Selling Expenses.

“Closing Indebtedness” means all Indebtedness of the Company and its Subsidiaries as of the Reference Time (other than the Promissory Notes).

“Closing Price” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Purchaser Common Stock is then listed or quoted on a Trading Market, the closing price of the Purchaser Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Purchaser Common Stock is then listed or quoted as reported by Bloomberg; (b) if the Purchaser Common Stock is quoted for trading on the OTCQB or OTCQX, as applicable, and if the OTCQB or OTCQX is not a Trading Market, the closing price of the Purchaser Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX, as applicable; or (c) if the Purchaser Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Purchaser Common Stock are then reported in The Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Purchaser Common Stock so reported.

“Closing Reference Price” means $0.4998, as adjusted to appropriately reflect any stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change with respect to Purchaser Common Stock occurring after the Effective Time.

“Closing Remaining Consideration” means (a) the Base Cash Consideration plus (b) the Closing Payment Purchaser Stock minus (C) the Promissory Note Payment Amounts.

“Closing Statement” has the meaning set forth in Section 3.2(a).

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Code §4980B, and any similar state Law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Common Stock” means the Company’s common stock, par value $0.001 per share.

“Company Contracts” has the meaning set forth in Section 4.11(a).

“Company Employee Plan” has the meaning set forth in Section 4.10(c).

“Company Equity” means the Company Common Stock, the Company Preferred Stock and the SAFEs.

“Company Fundamental Representations” means the representations and warranties made by the Company, with respect to the Company and its Subsidiaries (as applicable), in Section 4.1 (Organization; Power; Authority; Good Standing), Section 4.2 (Capitalization), Sections 4.3(a), (b) and (c) (Authorization; Execution & Enforceability; No Breach), Section 4.10(d) (Employees and Employee Benefit Arrangements) and Section 4.16 (Broker’s or Finder’s Fees).

“Company Preferred Stock” means the Company’s series seed preferred stock, par value $0.001 per share.

“Company Stock Plan” means the Prevu, Inc. 2016 Stock Option and Grant Plan, as amended.

“Contract” means any loan or credit agreement, note, bond, mortgage, indenture, lease, sublease, license, purchase order or other agreement, commitment, understanding or instrument (including any prime contract, subcontract, teaming agreement or arrangement, grant, cooperative agreement, joint venture, basic ordering agreement, letter contract, delivery order, change order or other arrangement), whether written or oral.

“Covered Participant” has the meaning set forth in the Management Incentive Plan.

“Current Policy” has the meaning set forth in Section 8.1.

“Deductible” has the meaning set forth in Section 7.3(e).

“Deficiency Amount” has the meaning set forth in Section 7.8.

“Disclosure Schedules” has the meaning set forth in ARTICLE IV.

“Dissenting Shares” has the meaning set forth in Section 2.3.

“D&O Indemnified Persons” means the directors and officers of the Company prior to the Closing.

“Employees” has the meaning set forth in Section 4.10(a).

“Employment Agreements” has the meaning set forth in the Recitals.

“Environmental Claim” means any claim, Proceeding, complaint, or notice of violation alleging violation of, or Liability under, any Environmental Laws.

“Environmental Laws” means any applicable federal, state, local or non-U.S. Laws, statutes, regulations, codes, ordinances, permits, decrees, orders or common Law relating to, or imposing standards regarding the protection or cleanup of the environment, any Hazardous Materials Activity, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources, or the exposure of any individual to Hazardous Materials, including protection of health and safety of employees. Environmental Laws shall include, without limitation, the following U.S. statutes: the Federal Insecticide, Fungicide Rodenticide Act, Resource Conservation & Recovery Act, Clean Water Act, Safe Drinking Water Act, Atomic Energy Act, Occupational Safety and Health Act, Toxic Substance Control Act, Clean Air Act, Comprehensive Environmental Response, Compensation and Liability Act, Emergency Planning and Community Right to Know Act, Hazardous Materials Transportation Act and all analogous or related foreign, federal state or local Law, each as amended.

“Equityholders” means the Stockholders and the SAFE Holders.

“Equity Interest” means any share, capital stock, partnership, membership, phantom equity, joint venture or similar interest in any Person, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“ERISA” has the meaning set forth in Section 4.10(b).

“Excess Dissenting Share Payments” has the meaning set forth in Section 2.3.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Final Award” has the meaning set forth in Section 7.7(d).

“Financial Statements” has the meaning set forth in Section 4.4(a).

“Firm” has the meaning set forth in Section 10.17.

“Fraud” means any intentional misrepresentation, concealment, or omission of material fact, or the making of a statement that is false or misleading, in each case made with knowledge of its falsity or reckless disregard for the truth, and with the intent to induce reliance by the other Party, in the making of any representation or warranty set forth in the Transaction Documents or in any certificate or document delivered pursuant to this Agreement.

“Fundamental Liability Cap” has the meaning set forth in Section 7.3(c).

“GAAP” means United States generally accepted accounting principles, as in effect from time to time.

“General Cap” has the meaning set forth in Section 7.3(a).

“General Survival Date” has the meaning set forth in Section 7.1(a).

“Governmental Authority” or “Governmental Entity” means any United States or foreign governmental authority, including but not limited to any national, federal, territorial, state, commonwealth, province, territory, county, municipal, district, local governmental jurisdiction of any nature or any other governmental, self-regulatory or quasi-governmental authority of any nature (including any governmental department, division, agency, bureau, office, branch, court, commission, tribunal, or other governmental instrumentality) or any political or other subdivision or part of any of the foregoing.

“Governmental Order” has the meaning set forth in Section 4.12(b)(i).

“Hazardous Materials” means any infectious, carcinogenic, radioactive, toxic or hazardous chemical or chemical compound, or any pollutant, contaminant or hazardous substance, material or waste, in each case, whether solid, liquid or gas, including petroleum, petroleum products, by products or derivatives, asbestos or asbestos-containing material, polychlorinated biphenyls, lead, urea formaldehyde, per- and polyfluoroalkyl substances, radon gas, mold and any other substance, material or waste that is subject to regulation, control or remediation under any Environmental Law.

“Hazardous Materials Activity” means the transportation, transfer, recycling, storage, use, disposal, arranging for disposal, treatment, manufacture, removal, remediation, release, exposure of others to, sale, or distribution of any Hazardous Materials or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including any required labeling, payment of waste fees or charges (including so called eWaste fees) and compliance with any product take back or product content requirements.

“Indebtedness” means with respect to a Person, without duplication, (i) any obligations of such Person to third parties for borrowed money (specifically excluding Taxes payable, trade payables and accrued expenses incurred in the ordinary course of business), (ii) any obligations of such Person evidenced by any note, bond, or debenture, (iii) any obligations of such Person under outstanding performance bonds or letters of credit, solely to the extent drawn, (iv) any Accrued Taxes and (v) any deferred portion of the purchase price for property or services owed by such Person. Notwithstanding the foregoing, Indebtedness does not include (a) surety bonds and performance bonds to the extent not drawn, (b) deferred rent arising from free rental periods at the beginning of any lease, (c) any prepaid amounts, customer deposits or deferred revenue or (d) trade payables or other current liabilities in the ordinary course of business.

“Indemnification Obligation” has the meaning set forth in Section 7.7(a).

“Indemnified Party” has the meaning set forth in Section 7.6.

“Indemnifying Securityholders” has the meaning set forth in Section 7.2(a).

“Information Privacy and Security Laws” has the meaning set forth in Section 4.12(b)(ii).

“Intellectual Property” has the meaning set forth in Section 4.18(a).

“Interim Financial Statements” has the meaning set forth in Section 4.4(a).

“Knowledge of the Company” means the actual knowledge of Thomas Kutzman and H. Chase Marsh, and such knowledge that would reasonably be expected to be known by such Persons in the ordinary and usual course of the performance of their professional responsibility, in each case after due inquiry and reasonable investigation, including (without limitation) inquiry of the other personnel and records of the Company and their Affiliates, review of relevant books and records and investigation into the applicable matter.

“Latest Balance Sheet Date” has the meaning set forth in Section 4.4(a).

“Laws” means all foreign, federal, state, or local statutes, laws, common law, codes, ordinances, regulations, rules, binding guidance, self-regulatory requirements, orders, determinations, judgments, decisions, awards, writs, injunctions, acts or decrees, by consent or otherwise, of any Governmental Authority.

“Lease” means a contract pursuant to which the Company or its Subsidiaries is a lessor, lessee, sublessor or sublessee of any real property or personal property, including all amendments, extensions, renewals, guaranties and other agreements with respect thereto.

“Leased Real Property” has the meaning set forth in Section 4.22(b).

“Liability” means any obligation or liability whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due, regardless of when asserted.

“Lien” means any mortgage, pledge, security interest, right of first refusal or offer, option, encumbrance, lien (statutory or otherwise), charge, adverse claim and any other security arrangement, option, encroachment, Tax, order, easement, voting trust, proxies, preemptive or similar rights or arrangement or transfer restriction or other Third Party right of any kind or nature (including any conditional sale or other title retention agreement or lease in the nature thereof), exclusive license of any Intellectual Property Rights, any sale of receivables with recourse against the Company, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute (other than to reflect ownership by a third party of property leased to the Company under a lease which is not in the nature of a conditional sale or title retention agreement), or any subordination arrangement in favor of another Person.

“Losses” means any loss, Liability, action, cause of action, cost, damage or expense, Tax, penalty, fine, in each case whether or not arising out of Third Party claims including interest, penalties, attorneys’, consultants’ and experts’ fees and expenses (including such reasonable attorneys’, consultants’ and experts’ fees and expenses incurred in connection with the enforcement of a party’s rights under this Agreement); provided, that Losses shall not include consequential or punitive damages, except to the extent paid by the applicable Purchaser Indemnified Party to a third party.

“Management Incentive Plan” means the Prevu, Inc. Management Incentive Plan, as amended from time to time.

“Material Adverse Effect” means any state of facts, change, event or occurrence that has had, or could reasonably be expected to have, a material adverse effect upon the operations, assets, Liabilities, condition (financial or otherwise), business or operating results, of the Company and its Subsidiaries, taken as a whole.

“Material Contracts” has the meaning set forth in Section 4.11(a).

“Maximum Liability Cap” has the meaning set forth in Section 7.3(b).

“Nasdaq” means The Nasdaq Stock Market LLC.

“Noteholder” means any holder of a Promissory Note as of immediately prior to the Closing.

“Notice of Claim” has the meaning set forth in Section 7.7(a).

“Offer Letter” has the meaning set forth in the Recitals.

“Order” means any judgment, writ, decree, decision, award, injunction, order, compliance agreement or settlement agreement of or with any Governmental Authority or arbitrator or mediator.

“Ordinary Course of Business” means a course of business that is in the ordinary course of business of the Company, consistent with the past custom and practices of the Company.

“Organizational Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs, together with all amendments thereto. For example, the “Organizational Documents” of a corporation are its certificate of incorporation and by-laws, the “Organizational Documents” of a limited partnership are its certificate of limited partnership and limited partnership agreement and the “Organizational Documents” of a limited liability company are its certificate of formation and its operating agreement.

“Participating Securityholders” means the Preferred Stockholders, the SAFE Holders, the Covered Participants and the Noteholders.

“Party(ies)” has the meaning set forth in the preamble to this Agreement.

“Paying Agent” means Acquiom Financial LLC, a Colorado limited liability company.

“Paying Agent Agreement” means the Payments Administration Agreement by and among Purchaser, the Paying Agent and the Stockholder Representative in substantially the form attached hereto as Exhibit H.

“Payment Condition” has the meaning set forth in Section 2.2.

“Permit” means all notifications, permits, licenses, authorizations, registrations, franchises, approvals, accreditations, permissions, clearances, exemptions, classifications, consents, certificates, variances and similar rights obtained, or required to be obtained, from any Governmental Authority.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar charges, which (i) are not due and payable or (ii) are being contested in good faith and by appropriate proceedings, so long as adequate reserves (as determined in accordance with GAAP, consistently applied) have been established on the Company’s books with respect thereto; (b) Liens incurred or deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance or other types of social security that are fully and properly reserved for in the Financial Statements and as to which there is no default by the Company; and (c) Liens that have been placed by a Third Party on the fee title of any real property leased by the Company in accordance with the applicable lease (in the absence of any default or breach thereunder) and that would not interfere with the Ordinary Course of Business of the Company or the right to utilize the applicable real property subject to the Lien for its intended purpose.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a Governmental Authority or any department, agency or political subdivision thereof.

“Personal Information” has the meaning set forth in Section 4.12(b)(iii).

“PIIA” has the meaning set forth in the Recitals.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period which begins on the first day of such Straddle Period and ends at the end of the day on the Closing Date.

“Proceeding” means any action, suit, proceeding, complaint, charge, grievance, hearing, audit, arbitration, mediation, inquiry or investigation, whether at law or in equity and whether civil or criminal in nature, before or by a Governmental Authority or arbitrator.

“Pro Rata Authorized Loss” has the meaning set forth in Section 7.8.

“Pro Rata Percentage” means, as to any Preferred Stockholder, SAFE Holder or Covered Participant, the percentage set forth next to such Person’s name in the column titled “Pro Rata Percentage” in the Allocation Schedule.

“Promissory Note” means any convertible promissory note outstanding as of immediately prior to the Closing issued by the Company pursuant to the Note Purchase Agreement dated September 17, 2025, by and among the Company and the Noteholders party thereto.

“Promissory Note Payment Amount” means, with respect to each Promissory Note, an amount equal to (x) all accrued and unpaid interest under the Promissory Note plus (y) two times (2X) the outstanding principal amount of such Promissory Note; provided that the holder of the Promissory Note shall receive one times (1X) the outstanding principal amount of such Promissory Note in cash, to the extent cash proceeds are available after payment of Unpaid Selling Expenses.

“Protected Communications” has the meaning set forth in Section 10.17.

“Purchaser” has the meaning set forth in the preamble to this Agreement.

“Purchaser Cash Consideration” means an amount in cash equal to Seven Hundred Fifty Thousand Dollars ($750,000).

“Purchaser Common Stock” means the Common Stock, $0.001 par value per share, of Purchaser.

“Purchaser Indemnified Parties” has the meaning set forth in Section 7.2(a).

“Purchaser Parties” has the meaning set forth in Section 10.17.

“Purchaser Prepared Returns” has the meaning set forth in Section 8.3(a)(i).

“Reference Time” means immediately prior to the Closing; provided, that Accrued Taxes shall be determined as of the end of the Closing Date.

“Reply Certificate” has the meaning set forth in Section 7.7(b).

“Representatives” means any Party’s officers, directors, shareholders, members, employees, representatives, consultants, agents, or advisors.

“Requisite Stockholders” means those holders of Company Capital Stock holding (i) a majority of the outstanding shares of Company Capital Stock, voting together as a single class on an as-converted to Common Stock basis, and (ii) a majority of the outstanding shares of Company Preferred Stock, voting together as a separate class.

“Responsible Party” has the meaning set forth in Section 7.6.

“SAFE” has the meaning set forth in the Recitals.

“SAFE Holder” has the meaning set forth in the Recitals.

“Sanctions” has the meaning set forth in Section 4.19.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Selling Expenses” means (i) all outstanding legal, financial advisory, investment banking, accounting and other professionals and bankers’ and expenses incurred by the Company in connection with the negotiation and consummation of the transactions contemplated by this Agreement, and (ii) all bonus amounts or change of control payments that become payable by the Company solely as a result of the consummation of the Merger, in each case incurred and payable on or prior to Closing and to the extent not paid by the Company as of the close of business on the Business Day immediately preceding the Closing Date.

“Seller Indemnified Parties” has the meaning set forth in Section 7.2(b).

“Seller Parties” has the meaning set forth in 10.17.

“Shares” means issued and outstanding shares of Company Common Stock and Company Preferred Stock.

“Stockholder Consent” has the meaning set forth in the Recitals.

“Stockholder Representative” has the meaning set forth in the preamble to this Agreement.

“Stockholder Representative Expenses” has the meaning set forth in Section 8.4(f).

“Stockholders” means the stockholders of the Company.

“Straddle Period” means any Tax period beginning on or before the Closing Date and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.

“Tail Policy” has the meaning set forth in Section 8.1.

“Tax” means all U.S. federal, state or local or non-U.S. taxes, assessments, charges, duties, levies or other similar governmental charges of any nature, including all income, franchise, profits, capital gains, capital stock, transfer, gross receipts, sales, use, goods and services, occupation, property, excise, severance, windfall profits, stamp, intangible, registration, recording, stamp duty reserve, license, payroll, withholding, ad valorem, value added, alternative minimum, customs, social security (or similar), employment, unemployment, sick pay, disability, registration and other taxes, assessments, charges, duties, fees, levies or other similar governmental charges in the nature of a tax, whether disputed or not, together with all estimated taxes, deficiency assessments, additions to tax, penalties and interest, including penalties with respect to the failure to file a complete Tax Return.

“Tax Authority” means any Governmental Entity responsible for the imposition, determination, administration, assessment or collection of any Tax or the review or audit of any Tax Return.

“Tax Proceeding” means any audit, examination, investigation, review, assessment, claim or administrative or court proceeding relating to Taxes of the Company or any Tax Return filed by the Company.

“Tax Return” means any return, declaration, claim for refund, information report or filing with respect to Taxes, Tax Proceedings or the administration, implementation or enforcement or compliance with any Laws relating to Taxes, including any schedules attached thereto and including any amendment thereof.

“Third Party” means any Person other than one that is a party to this Agreement.

“Third Party Claim” has the meaning set forth in Section 7.6.

“Trading Day” means a day on which the principal Trading Market is open for trading.

“Trading Market” means any of the following markets or exchanges on which the Purchaser Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, OTCQB or OTCQX (or any successors to any of the foregoing).

“Transaction Documents” means, collectively, this Agreement and all other agreements and instruments contemplated hereby and any certificates or other writings delivered in connection with Closing.

“Transfer” means with respect to any security, the direct or indirect assignment, sale, transfer, tender, pledge, hypothecation, or the grant, creation or suffrage of a lien or encumbrance in or upon, or the gift, placement in trust, or the Constructive Sale or other disposition of such security (including transfer by testamentary or intestate succession, merger or otherwise by operation of law) or any right, title or interest therein (including, but not limited to, any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise), or the record or beneficial ownership thereof, the offer to make such a sale, transfer, Constructive Sale or other disposition, and each agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing.

“Transfer Agent” means VStock Transfer, LLC, a California limited liability company.

“Transfer Taxes” has the meaning set forth in Section 8.3(e).

“Treasury Regulation” means the United States Treasury Regulations promulgated under the Code, and any reference to any particular Treasury Regulation section shall be interpreted to include any final or temporary revision of or successor to that section regardless of how numbered or classified.

“Unpaid Selling Expenses” means those Selling Expenses which have not been paid as of immediately prior to the Closing.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Purchaser Common Stock is then listed or quoted on a Trading Market, the volume weighted average price of the Purchaser Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Purchaser Common Stock is then listed or quoted as reported by Bloomberg (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)); (b) if the Purchaser Common Stock is quoted for trading on the OTCQB or OTCQX, as applicable, and if the OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the Purchaser Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX, as applicable; or (c) if the Purchaser Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Purchaser Common Stock are then reported in The Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Purchaser Common Stock so reported.

“Year-End Financial Statements” has the meaning set forth in Section 4.4(a).

ARTICLE X
Miscellaneous

10.1 Fees and Expenses. Purchaser shall pay or cause to be paid all costs and expenses incurred by Purchaser in connection with the negotiation, preparation and execution of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby. Except as set forth in Section 3.2(b)(ii), the Participating Securityholders shall be responsible for all Selling Expenses incurred in connection with the negotiation, preparation and execution of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

10.2 Remedies. The rights and remedies provided in this Agreement will be cumulative and not exclusive of any rights or remedies provided for in this Agreement or by applicable Law. One or more successive actions may be brought against any Party hereto, either in the same action or in separate actions, as often as any Party enforcing this Agreement deems advisable, until all of the obligations to such Person are paid and performed in full.

10.3 Consent to Amendments; Waivers. This Agreement may be amended, or any provision of this Agreement may be waived upon the approval, only in a writing, executed by Purchaser and the Stockholder Representative. No course of dealing between or among the Parties hereto shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any such Party or such holder under or by reason of this Agreement.

10.4 Successors and Assigns. This Agreement and all covenants and agreements contained herein and rights, interests or obligations hereunder, by or on behalf of any of the Parties hereto, shall bind and inure to the benefit of the respective successors and permitted assigns of the Parties hereto whether so expressed or not, except that neither this Agreement nor any of the covenants and agreements herein or rights, interests or obligations hereunder may be assigned or delegated by the Stockholder Representative, without the prior written consent of Purchaser, and neither this Agreement nor any of the covenants and agreements herein or rights, interests or obligations hereunder may be assigned or delegated by Purchaser, without the prior written consent of the Stockholder Representative. Notwithstanding the foregoing, Purchaser may, without the prior written consent of the Stockholder Representative, (a) assign any or all of its rights hereunder to one or more of its Affiliates, (b) designate one or more of its Affiliates to perform its obligations hereunder, (c) assign its rights, but not its obligations, under this Agreement to any of its financing sources and (d) assign any or all of its rights to any third party who subsequently purchases all or substantially all of the then existing assets of the Company in a single transaction or series of related transactions; provided, that a merger or sale of Equity Interests of the Company shall not be deemed to be an assignment by operation of Law. Any attempted assignment in violation of this Section 10.4 shall be void ab initio.

10.5 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by, illegal or unenforceable under applicable Law or rule in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

10.6 Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one Party, but all such counterparts taken together will constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

10.7 Descriptive Headings; Interpretation. The title of and the section and paragraph headings in this Agreement are for convenience of reference only and shall not govern or affect the interpretation of any of the terms or provisions of this Agreement. The term “this Agreement” means this Agreement together with all Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The use in this Agreement of the term “including” and other words of similar import mean “including, without limitation” and where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement. The use herein of the masculine, feminine or neuter forms shall also denote the other forms, as in each case the context may require or permit. The use herein of terms importing the singular shall also include the plural, and vice versa. The word “or” shall mean “and/or”.

10.8 Entire Agreement. This Agreement and the other agreements and documents referred to herein contain the entire agreement and understanding among the Parties hereto with respect to the subject matter hereof as a complete and final integration thereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter in any way.

10.9 No Third Party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the Parties hereto and such permitted successors and assigns, any legal or equitable rights hereunder; provided, that the Indemnified Parties shall be third party beneficiaries of the indemnification rights granted to them in Article VII and the D&O Indemnified Parties shall be third party beneficiaries of the rights granted to them in Section 8.1.

10.10 Schedules and Exhibits. All Schedules and Exhibits attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

10.11 Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. In furtherance of the foregoing, the internal Law of the State of Delaware shall control the interpretation and construction of this Agreement, even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive Law of some other jurisdiction would ordinarily apply.

10.12 Notices. All notices, claims or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient, when sent by facsimile or electronic transmission, or one (1) day after being sent to the recipient by reputable overnight courier service (charges prepaid). Such notices, claims and other communications shall be sent to Purchaser or the Stockholder Representative at the addresses indicated below or to such other address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party. All notices, claims and other communications hereunder may be given by any other means (including telecopy), but shall not be deemed to have been duly given unless and until it is actually received by the intended recipient.

To the Stockholder Representative:

Thomas Kutzman

[Intentionally Omitted]

Email: [Intentionally Omitted]

with a copy to (which shall not constitute notice to the Stockholder Representative):

Goodwin Procter LLP

620 Eighth Avenue

New York, NY 10018

Attn: Daniel Lang and Timothy Hurley

Email: [Intentionally Omitted]

To Purchaser (or to the Company after the Closing):

reAlpha Tech Corp.

6515 Longshore Loop, Suite 100

Dublin, Ohio 43017

Attention: Michael J. Logozzo and Fanta B. Kamara

Email: [Intentionally Omitted]

with a copy to (which shall not constitute notice to the Purchaser or the Company after the Closing):

OGC Solutions® LLP
1 Gatehall Drive, Suite 100
Parsippany, NJ 07054
Attention: Christopher M. Santomassimo, Esq.

Email: [Intentionally Omitted]

10.13 Waiver of Jury Trial. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY PROCEEDING BASED ON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY HERETO.

10.14 No Strict Construction. The Parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party hereto by virtue of the authorship of any of the provisions of this Agreement.

10.15 Jurisdiction. Each of the Parties hereto submits to the exclusive jurisdiction and venue of any state or federal court sitting in Delaware, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceedings may be heard and determined in any such court and hereby expressly submits to the personal jurisdiction and venue of such court for the purposes hereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum. Each of the Parties hereto hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to its address set forth in Section 10.12, such service to become effective ten (10) days after such mailing.

10.16 No Additional Representations. Purchaser and Merger Sub each acknowledge that (a) neither the Company nor any other Person has made any representation or warranty, expressed or implied, as to the Company, the accuracy or completeness of any information regarding the Company furnished or made available to Purchaser, Merger Sub or their Representatives, or any other matter related to the transactions contemplated herein, except as expressly set forth in the Transaction Documents, (b) Purchaser and Merger Sub have not relied on any representation or warranty from the Company or any other Person in determining to enter into this Agreement, except as expressly set forth in the Transaction Documents, (c) neither the Company nor any other Person shall have or be subject to any liability to Purchaser or Merger Sub or any other Person resulting from the distribution to Purchaser or Merger Sub, or Purchaser’s or Merger Sub’s use of, any information, documents or material made available to Purchaser or Merger Sub or conveyed in any management presentations or in any other form in expectation of the transactions contemplated hereby, and (d) neither the Company nor any other Person shall have any liability to Purchaser or Merger Sub or any other Person with respect to any projections, forecasts, estimates, plans or budgets of future revenue, expenses or expenditures, future results of operations, future cash flows or the future financial condition of the Company or the future business, operations or affairs of the Company. Notwithstanding anything to the contrary in this Agreement, this Section 10.16 shall not apply to, and nothing herein shall limit or restrict the rights or remedies of Purchaser or Merger Sub with respect to, any claim for Fraud, nor shall anything in this Section 10.16 limit Purchaser’s rights with respect to any breach of the Company’s representations or warranties expressly set forth in the Transaction Documents.

10.17 Privileged Communications. Notwithstanding that the Company has been represented by Goodwin Procter LLP (the “Firm”) in the preparation, negotiation and execution of this Agreement and the other Transaction Documents, each of Purchaser, Merger Sub, and the Company agrees that after the Closing the Firm may represent the Stockholder Representative, the Indemnifying Securityholders and/or their Affiliates (collectively, the “Seller Parties”) in all matters related to the Transaction Documents and the Transactions contemplated hereby and thereby, including without limitation in respect of disputes in which the interests of the Seller Parties may be directly adverse to Purchaser and its Affiliates (including the Company and the Surviving Corporation) and any indemnification claims pursuant to the Transaction Documents. Each of Purchaser, Merger Sub and the Surviving Corporation (collectively, the “Purchaser Parties”) irrevocably waives and agrees not to assert any conflict arising out of (i) the Firm’s prior representation of the Company, on the one hand, and (ii) the Firm’s representation of the Seller Parties prior to and after the Closing, on the other hand. The Purchaser Parties further agree that, as to all pre-Closing attorney-client privileged communications between the Firm or any other attorney representing the Company and any officer, director, stockholder or employee of the Company regarding the transactions contemplated by the Transaction Documents (the “Protected Communications”), the attorney-client privilege and the expectation of client confidence are deemed the sole property of the Stockholder Representative. To the extent that a Purchaser Party receives or takes physical possession of any Protected Communications after the Closing, such physical possession or receipt shall not, in any way, be deemed a waiver by the Indemnifying Securityholders of the privileges or protections described in this Section 10.17. Notwithstanding the foregoing, in the event that (i) a dispute arises between a Purchaser Party, on the one hand, and a third party other than an Indemnifying Securityholder and/or the Stockholder Representative, on the other hand, the applicable Purchaser Party may assert the attorney-client privilege to prevent the disclosure of the Protected Communications to such third party; (ii) any Purchaser Party is legally required by governmental order or otherwise to access, obtain or provide a copy of all or a portion of the Protected Communications, the Purchaser Party shall be permitted to comply with such requirement; or (iii) any Purchaser Party inadvertently accesses any Protected Communications (provided, that said Purchaser Party promptly discloses such inadvertent access to any Protected Communications to the Stockholder Representative), Purchaser, Merger Sub and the Surviving Corporation shall not be in breach of this Agreement. The Indemnifying Securityholders acknowledge and agree that, except as otherwise set forth in this Section 10.17 relating to the Protected Communications, all other confidential and privileged information relating to the Company belongs to Purchaser and, following the Closing, Purchaser and the Surviving Corporation shall have full rights with respect thereto.

10.18 Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. The Parties agree and acknowledge that, in the event of a breach of any provision of this Agreement, the aggrieved Party may be without an adequate remedy at law. The Parties therefore agree that in the event of a breach of any provision of this Agreement, the aggrieved Party may elect to institute and prosecute proceedings in accordance with this Section 10.18 to obtain specific performance or to enjoin the continuing breach of such provision, without bond or other security being required. By seeking or obtaining any such relief, the aggrieved Party will not be precluded from seeking or obtaining any other relief to which it may be entitled under this Agreement.

10.19 Further Assurances. In case at any time from and after the Closing any further action is necessary to carry out the purposes of this Agreement and the transactions contemplated hereby, each of the Parties hereto will take such further action (including the execution and delivery of such further instruments and documents) as any other Party hereto may reasonably request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefore pursuant to ARTICLE VII).

10.20 Independence of Agreements, Covenants, Representations and Warranties. All agreements and covenants hereunder shall be given independent effect so that if a certain action or condition constitutes a default under a certain agreement or covenant, the fact that such action or condition is permitted by another agreement or covenant shall not affect the occurrence of such default, unless expressly permitted under an exception to such initial covenant. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of or a breach of a representation and warranty hereunder.

* * * * *

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement and Plan of Merger on the date first written above.

PURCHASER:

reAlpha Tech Corp.

By:	/s/ Michael J. Logozzo
Name:	Michael J. Logozzo
Title:	Chief Executive Officer

MERGER SUB:

reAlpha Merger Sub, Inc.

By:	/s/ Michael J. Logozzo
Name:	Michael J. Logozzo
Title:	President & Secretary

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement and Plan of Merger on the date first written above.

COMPANY:

Prevu, Inc.

By:	/s/ Thomas Kutzman
Name:	Thomas Kutzman
Title:	Chief Executive Officer

STOCKHOLDER REPRESENTATIVE:

/s/ Thomas Kutzman
Thomas Kutzman

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]